Exhibit 2.1

EXECUTION VERSION

SEPARATION AGREEMENT

BY AND AMONG

ENVIRI CORPORATION,

CLEH, INC.,

VEOLIA ENVIRONNEMENT S.A.,

AND

ENVIRI II CORPORATION

DATED AS OF NOVEMBER 20, 2025

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5.2	Post-Distribution Time Conduct	51
5.3	Employee and Benefit Plan Matters	51

ARTICLE VI EXCHANGE OF INFORMATION; CONFIDENTIALITY		57

6.1	Agreement for Exchange of Information	57
6.2	Ownership of Information	58
6.3	Compensation for Providing Information	58
6.4	Record Retention	58
6.5	Limitation of Liability	58
6.6	Other Agreements Providing for Exchange of Information	59
6.7	Production of Records; Cooperation	59
6.8	Privileged Matters	60
6.9	Confidentiality	62
6.10	Protective Arrangements	64
6.11	Employee Non-Solicitation; Non-Competition	65

ARTICLE VII FURTHER ASSURANCES AND ADDITIONAL COVENANTS		66

7.1	Further Assurances	66
7.2	Use of the Name and Marks	66
7.3	Freedom-to-Operate IP Licenses	67

ARTICLE VIII TERMINATION		69

8.1	Termination	69
8.2	Effect of Termination	69

ARTICLE IX MISCELLANEOUS		69

9.1	Counterparts; Entire Agreement	69
9.2	Survival of Covenants	69
9.3	Governing Law; Submission to Jurisdiction; Waiver of Jury Trial	69
9.4	Assignability	70
9.5	Third-Party Beneficiaries	71
9.6	Notices	71
9.7	Severability	72
9.8	No Set-Off	72
9.9	Headings	72
9.10	Waivers of Default	72
9.11	Specific Performance	73
9.12	Amendments	73
9.13	Interpretation	73
9.14	Performance	73
9.15	Mutual Drafting; Precedence	74

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SCHEDULES

Schedule 1.1(a)	Accounting Principles
Schedule 1.1(b)	Company Group
Schedule 1.1(c)	Internal Reorganization Plan
Schedule 1.1(d)	Offer Employees
Schedule 2.1(d)	Dormant Entities
Schedule 2.6	Capital Expenditure Thresholds
Schedule 5.3(b)(ii)	Employee Protections
Schedule 7.3(a)	Freedom-to-Operate IP Licenses – Specified Exclusions

EXHIBITS

Exhibit A	Form of Intercompany Note
Exhibit B	Tax Attributes
Exhibit C	Assignment Agreement

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SEPARATION AGREEMENT

This SEPARATION AGREEMENT, dated as of November 20, 2025 (this “Agreement”), is by and among Enviri Corporation, a Delaware corporation (“Pubco”), CLEH, Inc., a newly formed Delaware corporation (the “Company”), Veolia Environnement S.A., a French société anonyme (“Buyer”), and Enviri II Corporation, a newly formed Delaware corporation (“Spinco”).

R E C I T A L S

WHEREAS, as of the date hereof, Pubco, acting through itself and its direct and indirect Subsidiaries, currently conducts the Company Business and the Spinco Business;

WHEREAS, as of the date hereof, Spinco and the Company are wholly owned, direct Subsidiaries of Pubco;

WHEREAS, the Company owns all of the issued and outstanding membership interests of Enviri LLC, a newly formed Delaware limited liability company (“H-ES&R Holdings”);

WHEREAS, concurrently with the execution and delivery of this Agreement, Pubco, the Company, Buyer, H-ES&R Holdings and Liberty Merger Sub Inc., a newly formed Delaware corporation and indirect wholly owned subsidiary of Buyer (“Merger Sub”), are entering into that certain Merger Agreement (the “Merger Agreement”), pursuant to which, among other things, (a) upon the terms and subject to the conditions set forth in the Merger Agreement, on the Closing Date, Pubco will merge with and into H-ES&R Holdings pursuant to Sections 251(g) and 264 of the DGCL (as defined in the Merger Agreement) and Section 18-209 of the DLLCA (as defined in the Merger Agreement), with H-ES&R Holdings being the surviving entity of such merger (the “Holding Company Merger”) and continuing as a wholly-owned direct subsidiary of the Company, and in the Holding Company Merger, each issued and outstanding share of Pubco Common Stock will be converted into one share of common stock, par value $1.25 per share, of the Company (the “Company Common Stock”), and (b) upon the terms and subject to the conditions set forth in the Merger Agreement, on the Closing Date and immediately after the Separation described in this Agreement, Merger Sub will merge with and into the Company, with the Company surviving as an indirect wholly-owned Subsidiary of Buyer;

WHEREAS, Pubco has determined that it is appropriate and in the best interests of Pubco and its stockholders to reorganize its Subsidiaries to provide for H-ES&R Holdings as the surviving entity in the Holding Company Merger and its Subsidiaries conducting the Spinco Business to be direct and indirect Subsidiaries of Spinco;

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement and as depicted in the Internal Reorganization Plan (as defined below), (a) immediately following the Holding Company Merger, (i) H-ES&R Holdings will distribute to the Company all of the outstanding shares of the common stock, par value $0.0001 per share, of Spinco (the “Spinco Common Stock”), (ii) the Company will assume (A) the obligations of H-ES&R Holdings (as successor to Pubco in the Holding Company Merger) in respect of intercompany obligations of H-ES&R Holdings owed to Clean Earth, LLC and (B) the obligations of Harsco Receivables LLC in respect of intercompany obligations of Harsco Receivables LLC owed to Clean Earth, LLC, (iii) Harsco Receivables LLC will distribute to H-ES&R Holdings all of Harsco Receivables LLC’s right, title and interest to accounts receivables originated by the Company Business to be repurchased from the PNC Receivables Facility in connection with the Closing and (iv) H-ES&R Holdings will distribute to the Company (A) all of H-ES&R Holdings’s right, title and interest to the receivables described in clause (iii) and (B) all of the outstanding membership interests of Harsco Clean Earth Holdings, LLC, a Delaware limited liability company (“H-CE Holdings”) (the transactions described in this clause (a), the “Interim Distributions”), (b) immediately following the Interim Distributions, H-ES&R Holdings and the Company will enter into the Assignment Agreement, (c) immediately following the execution of the Assignment Agreement, the Company will contribute all of the outstanding membership interests in H-ES&R Holdings to Spinco (the “Interim Contribution”), and (d) immediately following the Interim Contribution, the Company shall issue the Intercompany Note to H-ES&R Holdings (such issuance, together with the Interim Distributions, the execution of the Assignment Agreement, the Interim Contribution and any other transactions expressly contemplated by the Internal Reorganization Plan to occur prior to the Merger, collectively, the “Reorganization”);

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, following the Holding Company Merger and the Reorganization, the Company will distribute the Spinco Business to the Company stockholders through the distribution of all of the outstanding shares of Spinco Common Stock to the Company’s stockholders, on a pro rata basis, and following which, the Company stockholders shall separately and directly hold (a) all of the issued and outstanding shares of Company Common Stock, and (b) all of the issued and outstanding shares of Spinco Common Stock (the distribution by the Company of all of the outstanding shares of Spinco Common Stock is referred to as the “Distribution” and the Distribution together with the Reorganization is referred to as the “Separation”);

WHEREAS, the Board of Directors of (a) Pubco (the “Pubco Board”), (b) Spinco (the “Spinco Board”), and (c) the Company (the “Company Board” and collectively with the Pubco Board and Spinco Board, the “Boards”) have approved and declared advisable this Agreement and the transactions contemplated hereby, including the Reorganization and the Distribution;

WHEREAS, each of Pubco, the Company, Spinco and Buyer has determined that it is appropriate and desirable to set forth the principal corporate transactions required to effect the Reorganization and the Distribution and certain other agreements that will govern certain matters relating to the Reorganization and the Distribution and the relationship of the Company, Spinco and the members of their respective Groups following the Distribution;

WHEREAS, the Parties acknowledge that this Agreement, the Merger Agreement and the other Transaction Documents represent the integrated agreement of Pubco, the Company, Spinco and Buyer relating to the Separation and are being entered into together, and would not have been entered into independently; and

WHEREAS, for U.S. federal income tax purposes, it is intended that (a) the Holding Company Merger qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and the Treasury Regulations thereunder, (b) the Interim Distributions and, except to the extent otherwise required by applicable Law, the transactions contemplated by the Assignment Agreement be treated as disregarded transactions, (c) the Interim Contribution, together with the issuance of the Intercompany Note, qualify as a transaction described in Section 351 of the Code, and (d) the Distribution be treated as a taxable distribution of Spinco Common Stock by the Company to its stockholders in respect of their stock governed by Sections 301 and 311 of the Code, and not be governed by Section 355 of the Code (the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

For the purpose of this Agreement, the following terms shall have the following meanings:

“Accounting Principles” shall have the meaning set forth on Schedule 1.1(a).

“Action” shall have the meaning set forth in the Merger Agreement.

“Adjusted SAR Number” means a number of shares of Spinco Common Stock, rounded down to the nearest whole share, equal to: (a) in the case of a Substitute SAR Award that corresponds to a Pubco SAR Award that is an In-the-Money Pubco SAR Award, the number of shares of Pubco Common Stock subject to the corresponding Pubco SAR Award multiplied by the Distribution Ratio, and (b) in the case of a Substitute SAR Award that corresponds to a Pubco SAR Award that is not an In-the-Money Pubco SAR Award, the number of shares of Pubco Common Stock subject to the corresponding Pubco SAR Award multiplied by (i) the Adjustment Ratio, and (ii) the Distribution Ratio.

“Adjusted SAR Price” means a dollar amount, rounded up to the nearest whole cent, equal to the strike price of the corresponding Pubco SAR Award divided by the Adjustment Ratio, with the resulting quotient divided by the Distribution Ratio.

“Adjustment Ratio” means a fraction, the numerator of which is the Pubco Stock Value and the denominator of which is the Specified Value.

“Affiliate” shall have the meaning set forth in the Merger Agreement.

“Agreement” shall have the meaning set forth in the Preamble.

“Assignment Agreement” shall have the meaning set forth in Section 2.1(a)(iii).

“Award Holders” shall have the meaning set forth in the Merger Agreement.“Benefit Plan” shall have the meaning set forth in the Merger Agreement.

“Boards” shall have the meaning set forth in the Recitals.

“Business Day” shall have the meaning set forth in the Merger Agreement.

“Buyer” shall have the meaning set forth in the Preamble.

“Buyer Guaranty” shall have the meaning set forth in Section 4.3(a).

“Capex Actual Amount” shall have the meaning set forth in Section 2.6(a)(i).

“Capex Adjustment Amount” shall have the meaning set forth in Section 2.6(a)(ii).

“Capex Target Lower Threshold” shall have the meaning set forth in Section 2.6(a)(iii).

“Capex Target Upper Threshold” shall have the meaning set forth in Section 2.6(a)(iv).

“Chosen Courts” shall have the meaning set forth in Section 9.3(b).

“Closing” shall have the meaning set forth in the Merger Agreement.

“Closing Date” shall have the meaning set forth in the Merger Agreement.

“Code” shall have the meaning set forth in the Merger Agreement.

“Collective Bargaining Agreement” shall have the meaning set forth in the Merger Agreement.

“Company” shall have the meaning set forth in the Preamble.

“Company Accounts” shall have the meaning set forth in Section 2.7(a).

“Company Benefit Plan” shall have the meaning set forth in the Merger Agreement.

“Company Board” shall have the meaning set forth in the Recitals.

“Company Business” shall mean the business and operations of Pubco whose financial results were collectively reported as the “Clean Earth” business segment of Pubco in the Form 10-K of Pubco for the fiscal year ending December 31, 2024, as constituted as of the date of this Agreement, as such businesses and operations shall have been conducted at any time prior to the Distribution Time by any member of the Company Group or Spinco Group (or any of their respective predecessors) and all businesses, operations and activities conducted by H-CE Holdings and its Subsidiaries prior to the date hereof, including any terminated, divested or discontinued business, operations or activities; provided that the “Company Business” shall exclude general corporate functions provided by Pubco and its Subsidiaries (other than H-CE Holdings and its Subsidiaries) either directly or indirectly as of immediately prior to the Holding Company Merger Effective Time, including (a) any Excluded Service (as defined in the Transition Services Agreement) and (b) any finance, accounting, tax, human resources, insurance and risk management, treasury, operational support, facilities, real property, legal, information technology and other ancillary or corporate shared services provided by Pubco and its Subsidiaries (other than H-CE Holdings and its Subsidiaries) or other corporate centralized functional organizations within or controlled by Pubco and its Subsidiaries (other than H-CE Holdings and its Subsidiaries).

“Company Cash” shall have the meaning set forth in Section 2.6(a)(v).

“Company Common Stock” shall have the meaning set forth in the Recitals.

“Company Consolidated Group” shall mean any consolidated or similar group filing an affiliated, consolidated, combined, unitary or similar Tax Return that includes one or more members of the Spinco Group and of which Pubco (or, following the Holding Company Merger, the Company) is the common parent.

“Company Consolidated Group Return” shall mean an affiliated, consolidated, combined, unitary or similar Tax Return filed by or on behalf of any Company Consolidated Group.

“Company-Controlled Actions” shall have the meaning set forth in Section 4.13(b).

“Company Debt” shall have the meaning set forth in Section 2.6(a)(vi).

“Company Group” shall mean (a) prior to the Distribution Time, each of the entities listed on Schedule 1.1(b) and any other Person that becomes a member of the Company Group between the date hereof and the Distribution Time in compliance with the terms of the Merger Agreement, or (b) on and after the Distribution Time, each of the entities listed on Schedule 1.1(b), any other Person that becomes a member of the Company Group between the date hereof and the Distribution Time in compliance with the terms of the Merger Agreement, and each other Person that becomes a Subsidiary of the Company.

“Company Group Employee” shall mean, as of immediately prior to the Distribution Time, each employee of the Spinco Group or the Company Group, other than (a) the Offer Employees (except as set forth in Section 5.3) and (b) any employee who is receiving long-term disability benefits as of immediately prior to the Distribution Time, who holds a position set forth on the list of positions delivered by Pubco concurrently with the execution of this Agreement (the “Employee List”), which Employee List includes (i) each position that renders services solely to the Company Business (other than each such position that the Parties have mutually agreed to exclude from the Employee List) and (ii) certain positions agreed between the Parties that render services primarily to the Company Business, in each case, including any such position held by an employee who is absent from work because of any leave of absence, illness, vacation, holiday, or short-term disability (including, for the avoidance of doubt, any employee receiving short-term disability benefits or worker’s compensation benefits). For purposes of the foregoing, “primarily” means, with respect to any employee, more than fifty percent (50%) of such employee’s working time on average.

“Company Indemnified Taxes” shall mean any Taxes, other than Spinco Indemnified Taxes, of any Company Consolidated Group (including any such Taxes imposed on Spinco or any of its Subsidiaries pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law)).

“Company Indemnitees” shall have the meaning set forth in Section 4.4.

“Company Liabilities” shall mean the following Liabilities of either the Company or Spinco or any of the members of their respective Groups:

(i) any and all Liabilities (including Environmental Liabilities and Liabilities arising out of claims made by any Third Party) of either the Company or Spinco or any of the members of their respective Groups, to the extent relating to, arising out of or resulting from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Distribution Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Distribution Time), in each case to the extent that such Liabilities relate to, arise out of or result from the Company Business;

(ii) any and all Liabilities of either the Company or Spinco or any of the members of their respective Groups or the Buyer that are expressly provided by this Agreement, the Merger Agreement or any other Transaction Document (or the Schedules hereto or thereto) as Liabilities to be transferred to, assumed by or agreed to be performed by Buyer, the Company or any other member of the Company Group;

(iii) any and all agreements, obligations and Liabilities of Buyer, Merger Sub or any member of the Company Group, under this Agreement, the Merger Agreement or any other Transaction Document;

(iv) any and all Liabilities for Company Indemnified Taxes; and

(v) any and all Liabilities (including Environmental Liabilities and Liabilities arising out of claims made by any Third Party) to the extent relating to, arising out of or resulting from the business, operations or activities conducted by or on behalf of any member of the Company Group or any of their respective Affiliates at any time as of or after the Distribution Time.

Notwithstanding the foregoing, Company Liabilities shall not include Liabilities for Taxes other than Company Indemnified Taxes.

“Company-Prepared Return” shall have the meaning set forth in Section 4.7(c)(ii).

“Competing Business” shall have the meaning set forth in Section 6.11(c).

“Confidentiality Agreement” shall have the meaning set forth in the Merger Agreement.

“Contract” shall have the meaning set forth in the Merger Agreement.

“Covered Policies” shall have the meaning set forth in Section 5.1(b).

“Credit Agreement” shall mean the Third Amended and Restated Credit Agreement, dated as of November 2, 2016 (as amended by Amendment No. 1 to Third Amended and Restated Credit Agreement, dated as of December 8, 2017, Amendment No. 2 to Third Amended and Restated Credit Agreement, dated as of June 18, 2018, Amendment No. 3 to Third Amended and Restated Credit Agreement, dated as of June 18, 2018, Amendment No. 4 to Third Amended and Restated Credit Agreement, dated as of June 28, 2019, Amendment No. 5 to Third Amended and Restated Credit Agreement, dated as of March 31, 2020, Amendment No. 6 to Third Amended and Restated Credit Agreement, dated as of June 26, 2020, Amendment No. 7 to Third Amended and Restated Credit Agreement, dated as of March 10, 2021, Amendment No. 8 to Third Amended and Restated Credit Agreement, dated as of October 27, 2021, Amendment No. 9 to Third Amended and Restated Credit Agreement, dated as of February 22, 2022, Amendment No. 10 to Third Amended and Restated Credit Agreement, dated as of June 24, 2022, Amendment No. 11 to Third Amended and Restated Credit Agreement, dated as of August 19, 2022, Amendment No. 12 to Third Amended and Restated Credit Agreement, dated as of August 29, 2022, Amendment No. 13 to Third Amended and Restated Credit Agreement, dated as of December 21, 2022, Amendment No. 14 to the Third Amended and Restated Credit Agreement, dated as of September 5, 2024, Amendment No. 15 to the Third Amended and Restated Credit Agreement, dated as of February 14, 2025, and Amendment No. 16 to Third Amended and Restated Credit Agreement, dated as of November 5, 2025), among, inter alios, Pubco, the other borrowers party thereto, the lenders party thereto and Bank of America, N.A., as agent.

“Disability Employee” shall mean, as of immediately prior to the Distribution Time, each Company Group Employee who is absent from work because of a short-term disability (including, for the avoidance of doubt, any employee receiving short-term disability benefits or worker’s compensation benefits).

“Disclosure Document” shall mean any registration statement filed with, or submitted to, the SEC by Spinco or any member of the Spinco Group, and also includes any amendment or supplement thereto and any information statement, prospectus, periodic report or similar disclosure document of Spinco or any member of the Spinco Group, whether or not filed with the SEC or any other Governmental Authority, in connection with the Distribution, in each case, which describes the Separation or the Spinco Group or primarily relates to the Separation.

“Dispute” shall mean any dispute, controversy or claim arising out of or relating to this Agreement or any other Transaction Document.

“Disputed Items” shall have the meaning set forth in Section 2.6(e).

“Distribution” shall have the meaning set forth in the Recitals.

“Distribution and Reorganization Taxes” shall mean (a) any Taxes imposed on, arising in connection with or relating to the Holding Company Merger, the Reorganization or the Distribution (including, for the avoidance of doubt, any action to effectuate the Internal Reorganization Plan, any other action or transaction taken or entered into in connection with or in preparation for the Holding Company Merger, the Reorganization or the Distribution, and any action taken pursuant to Section 2.3, Section 2.8 or Section 4.7(e)(ii)), together with any interest and penalties imposed with respect to such Taxes and (b) any Transfer Taxes for which Spinco is liable pursuant to Section 4.7(b). Notwithstanding anything herein to the contrary, “Distribution and Reorganization Taxes” shall (i) include any additional Taxes imposed on, arising in connection with or relating to any action or transaction described in the immediately preceding sentence or otherwise as a result of any payments made under this Agreement, the Merger Agreement or any other Transaction Document and (ii) shall be determined by disregarding any and all Tax Attributes (excluding, for the avoidance of doubt, tax basis in Spinco and its assets).

“Distribution Date” shall mean the Closing Date.

“Distribution Ratio” shall mean the number of shares of Spinco Common Stock (which may be a fraction of a share of Spinco Common Stock) to be distributed in respect of each outstanding share of Company Common Stock pursuant to the Distribution as determined by Pubco prior to the date upon which the Spinco Registration Statement shall become effective pursuant to the Securities Act or Exchange Act, as applicable.

“Distribution Time” shall mean the time at which the Distribution occurs on the Distribution Date.

“Effective Time” shall have the meaning set forth in the Merger Agreement.

“Environmental Law” shall mean any Law relating to pollution, protection or restoration of or prevention of harm to the environment or natural resources, including the use, handling, transportation, treatment, storage, disposal, Release or discharge of Hazardous Substances or the protection of or prevention of harm to human health and safety (to the extent relating to Hazardous Substances).

“Environmental Liabilities” shall mean all Liabilities relating to, arising out of or resulting from any Hazardous Substances, Environmental Law, or Contract relating to environmental, health or safety matters (including all removal, remediation or cleanup costs, investigatory costs, response costs, natural resource damages, property damages, personal injury damages, costs of compliance with any product take-back requirements or with any settlement, judgment or other determination of Liability and indemnity, contribution or similar obligations) and all costs and expenses, interest, fines, penalties or other monetary sanctions in connection therewith.

“Estimated Company Cash” shall have the meaning set forth in Section 2.6(b).

“Estimated Company Debt” shall have the meaning set forth in Section 2.6(b).

“Estimated Net Working Capital” shall have the meaning set forth in Section 2.6(b).

“Estimated Net Working Capital Adjustment” shall have the meaning set forth in Section 2.6(a)(vii).

“Exchange Act” shall have the meaning set forth in the Merger Agreement.

“Exchange Agent” shall mean the trust company or bank duly appointed by Spinco to act as distribution agent, transfer agent and registrar for the Spinco Common Stock in connection with the Distribution.

“Final Company Cash” shall have the meaning set forth in Section 2.6(i).

“Final Company Debt” shall have the meaning set forth in Section 2.6(i).

“Final Net Working Capital” shall have the meaning set forth in Section 2.6(i).

“Final Net Working Capital Adjustment” shall have the meaning set forth in Section 2.6(a)(viii).

“Former Company Group Employee” shall mean each former employee (a) who separated from employment with the Spinco Group or the Company Group within five (5) years prior to the Closing Date, (b) who was rendering services consisting of more than fifty percent (50%) of such employee’s working time on average solely to the Company Business as of immediately prior to such former employee’s separation from employment and (c) for whom a personnel file has been provided by Pubco to Buyer prior to the Closing Date.

“Former Spinco Group Employee” shall mean each former employee (a) who separated from employment with the Spinco Group or the Company Group prior to the Distribution Time and (b) who is not a Former Company Group Employee.

“GAAP” shall have the meaning set forth in the Merger Agreement.

“Governmental Authority” shall have the meaning set forth in the Merger Agreement.

“Group” shall mean either the Spinco Group or the Company Group, as the context requires.

“Hazardous Substances” shall have the meaning set forth in the Merger Agreement.

“H-CE Holdings” shall have the meaning set forth in the Recitals.

“H-ES&R Holdings” shall have the meaning set forth in the Recitals.

“Holding Company Merger” shall have the meaning set forth in the Recitals.

“Holding Company Merger Effective Time” shall have the meaning set forth in the Merger Agreement.

“Income Tax” or “Income Taxes” shall mean any Tax imposed on or measured by income or gain, including any franchise or similar Tax imposed in lieu of an income tax.

“Indebtedness” shall mean, with respect to a Person, without duplication and as calculated in accordance with the Accounting Principles: (a) the unpaid principal amount of and accrued interest in respect of indebtedness for borrowed money of such Person, (b) other indebtedness obligations of such Person that are evidenced by a note, bond, draft, debenture or similar debt instrument (excluding performance guarantees and similar bonds), (c) letters of credit for the benefit of such Person solely to the extent drawn, (d) any capitalized lease or finance lease obligations of such specified Person accounted as such under GAAP (excluding, for the avoidance of doubt, operating leases), (e) any Transaction Expenses, (f) the Tax Liability Amount, and (g) the Capex Adjustment Amount (which may be positive or negative); provided, however, that in no event will Indebtedness include any amount that is included as a current liability in the determination of Net Working Capital.

“Indemnifying Party” shall have the meaning set forth in Section 4.5(a).

“Indemnitee” shall have the meaning set forth in Section 4.5(a).

“Indemnity Payment” shall have the meaning set forth in Section 4.5(a).

“Independent Accounting Firm” shall have the meaning set forth in Section 2.6(e).

“Independent Accounting Firm’s Report” shall have the meaning set forth in Section 2.6(e).

“Insurance Proceeds” shall mean those monies:

(a) received by an insured from an insurance carrier; or

(b) paid by an insurance carrier on behalf of the insured;

in any such case net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments) and net of any costs or expenses incurred in the collection thereof.

“Intellectual Property” shall have the meaning set forth in the Merger Agreement.

“Intended Tax Treatment” shall have the meaning set forth in the Recitals.

“Intercompany Accounts” shall have the meaning set forth in Section 2.3(b).

“Intercompany Note” shall mean a note in the form set forth on Exhibit A and in an amount equal to the Intercompany Note Amount, to be issued by the Company to H-ES&R Holdings.

“Intercompany Note Amount” shall mean an amount equal to (a) Three Billion Forty Million Dollars ($3,040,000,000) (the “Base Price”), minus (b) the product of the Merger Consideration multiplied by the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time, minus (c) the aggregate amount to be paid by members of the Company Group to Award Holders in respect of Pubco Cash-Settled Awards in accordance with Section 2.1(b)(G) of the Merger Agreement, minus (d) the aggregate amount of federal, state and local employee tax withholding and employer-side employment taxes to be paid to the applicable tax authorities by members of the Company Group in respect of the vesting and settlement of Pubco LTI Awards in accordance with Section 2.1(b)(G) of the Merger Agreement that were held by Award Holders employed or engaged by an entity that is a member of the Company Group, to the extent not paid as of the Measurement Time, plus (e) the Estimated Net Working Capital Adjustment (which may be positive or negative), plus (f) the Estimated Company Cash, and minus (g) the Estimated Company Debt.

“Interim Contribution” shall have the meaning set forth in the Recitals.

“Interim Distributions” shall have the meaning set forth in the Recitals.

“Internal Reorganization Plan” shall mean the step plan set forth on Schedule 1.1(c), as it may be amended or modified in accordance with Section 2.1(c).

“Internet Properties” shall have the meaning set forth in the definition of “Intellectual Property” in the Merger Agreement.

“Joint Steering Committee” shall have the meaning set forth in Section 2.1(e).

“Law” shall have the meaning set forth in the Merger Agreement.

“Liability” shall have the meaning set forth in the Merger Agreement.

“Licensee Party” shall have the meaning set forth in Section 7.3(c).

“Losses” shall have the meaning set forth in the Merger Agreement.

“LTI Eligible Employee” shall have the meaning set forth in Section 5.3(b)(ii).

“Measurement Time” shall have the meaning set forth in Section 2.6(a)(v).

“Merger” shall have the meaning set forth in the Merger Agreement.

“Merger Agreement” shall have the meaning set forth in the Recitals.

“Merger Consideration” shall have the meaning set forth in the Merger Agreement.

“Merger Sub” shall have the meaning set forth in the Recitals.

“Mixed Action” shall have the meaning set forth in Section 4.13(d).

“Multiemployer Plan” shall have the meaning set forth in the Merger Agreement.

“Net Working Capital” shall have the meaning set forth in Section 2.6(a)(ix).

“New DC Plan” shall have the meaning set forth in Section 5.3(b)(iv).

“New Plans” shall have the meaning set forth in Section 5.3(b)(iii).

“Notes” shall mean the notes issued pursuant to the Indenture, dated as of June 28, 2019 (as amended by the First Supplemental Indenture, dated as of August 28, 2019, Second Supplemental Indenture, dated as of July 30, 2020, Third Supplemental Indenture, dated as of May 21, 2021, Fourth Supplemental Indenture, dated as of June 22, 2022, and Fifth Supplemental Indenture, dated as of June 22, 2022), among, inter alios, Pubco, the guarantors party thereto and U.S. Bank National Association, as trustee.

“Notice of Disagreement” shall have the meaning set forth in Section 2.6(d).

“NYSE” shall have the meaning set forth in the Merger Agreement.

“Offer Employees” shall mean the individuals identified on Schedule 1.1(d).

“Old DC Plans” shall have the meaning set forth in Section 5.3(b)(iv).

“Parties” shall mean the parties to this Agreement.

“Permits” shall have the meaning set forth in the Merger Agreement.

“Person” shall have the meaning set forth in the Merger Agreement.

“PNC Receivables Facility” shall mean the Receivables Purchase Agreement, dated as of June 24, 2022 (as amended by the First Amendment to Receivables Purchase Agreement, dated as of June 30, 2023, Second Amendment to Receivables Purchase Agreement, dated as of June 18, 2024, Third Amendment to Receivables Purchase Agreement, dated as of October 1, 2024, and Fourth Amendment to Receivables Purchase Agreement, dated as of February 14, 2025), among, inter alios, Harsco Receivables LLC, the purchasers party thereto, PNC Bank, National Association, as agent, and Pubco, as servicer.

“Pre-Closing Tax Period” shall mean any taxable period ending on or prior to the Closing Date, and in the case of any Straddle Period, the portion of such period ending on and including the Closing Date.

“Preliminary Adjustment Statement” shall have the meaning set forth in Section 2.6(c).

“Primary Obligor” shall have the meaning set forth in Section 4.3(a).

“Privileged Information” shall mean any information, in written, oral, electronic or other tangible or intangible forms, including any communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials prepared by attorneys or under their direction (including attorney work product), as to which a Party or any member of their applicable Group would be entitled to assert or have asserted a privilege or other protection, including the attorney-client and attorney work product privileges.

“Pubco” shall have the meaning set forth in the Preamble.

“Pubco Board” shall have the meaning set forth in the Recitals.

“Pubco Cash-Settled Awards” shall have the meaning set forth in the Merger Agreement.

“Pubco Common Stock” shall have the meaning set forth in the Merger Agreement.

“Pubco Debt Facilities” shall mean, collectively, the Credit Agreement, the Notes, the PNC Receivables Facility and the Santander Receivables Facility.

“Pubco LTI Awards” shall have the meaning set forth in the Merger Agreement.

“Record Date” shall mean the record date for determining holders of shares of the Company Common Stock entitled to receive Spinco Common Stock pursuant to the Distribution, which shall be the time immediately after the Holding Company Merger Effective Time.

“Record Holders” shall mean the holders of record of shares of Company Common Stock as of the Record Date who shall receive Spinco Common Stock pursuant to the Distribution.

“Release” shall have the meaning set forth in the Merger Agreement.

“Reorganization” shall have the meaning set forth in the Recitals.

“Representatives” shall have the meaning set forth in the Merger Agreement.

“Resolution Period” shall have the meaning set forth in Section 2.6(e).

“Retained Marks” shall have the meaning set forth in Section 7.2(a).

“Return Date” shall have the meaning set forth in Section 5.3(a)(iii).

“Review Period” shall have the meaning set forth in Section 2.6(d).

“Santander Receivables Facility” shall mean the Receivables Purchase Agreement, dated as of March 19, 2025, between Harsco Rail Europe GmbH and Banco Santander, S.A.

“SEC” shall have the meaning set forth in the Merger Agreement.

“Securities Act” shall have the meaning set forth in the Merger Agreement.

“Separate Action” shall have the meaning set forth in Section 4.13(c).

“Separation” shall have the meaning set forth in the Recitals.

“Shared Services” shall mean the ancillary, proprietary or corporate shared services or processes that are provided to, or used in, both the Spinco Business and the Company Business.

“Solvency Opinion” shall have the meaning set forth in Section 3.2(a)(i).

“Specified Agreement” shall have the meaning set forth in Section 9.15(b).

“Specified SAR Award” shall have the meaning set forth in Section 5.3(e).

“Specified Value” shall mean a dollar amount equal to the Pubco Stock Value less the Merger Consideration.

“Spinco” shall have the meaning set forth in the Preamble.

“Spinco Accounts” shall have the meaning set forth in Section 2.7(a).

“Spinco Benefit Plan” shall mean each Benefit Plan that is (i) maintained, sponsored, or contributed to, or is required to be maintained, sponsored, contributed to or entered into, by any member of the Company Group or the Spinco Group or to which any member of the Company Group or the Spinco Group is a party or under which any member of the Spinco Group or the Company Group otherwise has any Liability or obligations, contingent or otherwise and (ii) not a Company Benefit Plan.

“Spinco Board” shall have the meaning set forth in the Recitals.

“Spinco Business” shall mean all businesses, operations and activities conducted at any time prior to the Distribution Time by Pubco or any of its Subsidiaries (including any member of the Company Group or the Spinco Group), other than the Company Business.

“Spinco Common Stock” shall have the meaning set forth in the Recitals.

“Spinco-Controlled Actions” shall have the meaning set forth in Section 4.13(a).

“Spinco Group” shall mean (a) prior to the Distribution Time, Spinco and each Person that will be a Subsidiary of Spinco as of immediately after the Distribution Time (including Pubco and H-ES&R Holdings), or (b) on and after the Distribution Time, Spinco and each Person that is a Subsidiary of Spinco immediately after the Distribution Time, and each other Person that becomes a Subsidiary of Spinco.

“Spinco Group Employee” shall mean, as of immediately prior to the Distribution Time, each employee of the Spinco Group or the Company Group who is not a Company Group Employee or an Offer Employee.

“Spinco Indemnified Taxes” shall mean, without duplication, (a) any Distribution and Reorganization Taxes and (b) any Taxes of any member of the Spinco Group (other than Taxes reflected on a Company Consolidated Group Return). “Spinco Indemnified Taxes” shall not include any Taxes to the extent included as a Liability in Final Net Working Capital or Final Company Debt, as finally determined pursuant to Section 2.6, and shall be calculated by disregarding any and all Tax Attributes.

“Spinco Indemnitees” shall have the meaning set forth in Section 4.2.

“Spinco Liabilities” shall mean the following Liabilities:

(i) any and all Liabilities (including Environmental Liabilities and Liabilities arising out of claims made by any Third Party) of either the Company or Spinco or any of the members of their respective Groups, to the extent relating to, arising out of or resulting from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Distribution Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Distribution Time), in each case to the extent that such Liabilities relate to, arise out of or result from the Spinco Business, it being understood that the Parties intend any Liability (excluding the defense costs of Buyer or any of its Affiliates) relating to, arising out of or resulting from any Transaction Litigation to the extent against Pubco or any of its Subsidiaries (including any member of the Company Group as of prior to the Distribution Time) or any of their respective directors and officers to be a “Spinco Liability”;

(ii) any and all Liabilities of either the Company or Spinco or any of the members of their respective Groups that are expressly provided by this Agreement, the Merger Agreement or any other Transaction Document (or the Schedules hereto or thereto) as Liabilities to be transferred to, assumed by or agreed to be performed by Pubco, Spinco or any other member of the Spinco Group;

(iii) any and all Liabilities of any member of the Spinco Group under this Agreement, the Merger Agreement or any other Transaction Document;

(iv) any and all Liabilities (including Environmental Liabilities and Liabilities arising out of claims made by any Third Party) to the extent relating to, arising out of or resulting from the business, operations or activities conducted by or on behalf of any member of the Spinco Group or any of their respective Affiliates at any time as of or after the Distribution Time, in each case that are not Company Liabilities;

(v) any and all Liabilities under the Pubco Debt Facilities; and

(vi) any and all Liabilities for Spinco Indemnified Taxes.

Notwithstanding the foregoing, Spinco Liabilities shall not include any Taxes other than Spinco Indemnified Taxes.

“Spinco Registration Statement” shall have the meaning set forth in the Merger Agreement.

“Spinco Stock Plan” shall have the meaning set forth in Section 5.3(e).

“Straddle Period” shall mean any taxable period that begins on or prior to, and ends after, the Closing Date.

“Subsidiary” shall have the meaning set forth in the Merger Agreement.

“Substitute SAR Award” shall have the meaning set forth in Section 5.3(e).

“Tangible Information” shall mean information that is contained in written, electronic or other tangible forms.

“Target Net Working Capital Lower Threshold” shall have the meaning set forth in Section 2.6(a)(x).

“Target Net Working Capital Upper Threshold” shall have the meaning set forth in Section 2.6(a)(xi).

“Tax” or “Taxes” shall have the meaning set forth in the Merger Agreement.

“Tax Attributes” shall have the meaning set forth on Exhibit B.

“Tax Claim” shall mean written notice by a Governmental Authority of any proposed or pending U.S. federal, state, local or non-U.S. audit, examination or other Tax Proceeding (or the commencement thereof) or notice of deficiency or other adjustment, assessment or redetermination related to Taxes.

“Tax Liability Amount” shall mean an amount, which shall not be less than zero, equal to the aggregate liability for, without duplication, (x) unpaid Income Taxes of the Company Group and any Company Consolidated Group for any Pre-Closing Tax Period for which an original Tax Return has not been filed as of the Closing Date and (y) unpaid Distribution and Reorganization Taxes imposed on or payable by any member of the Company Group or any Company Consolidated Group. The Tax Liability Amount shall be calculated: (a) to the extent not inconsistent with or otherwise required by applicable Law, in accordance with the past practice of the relevant member of the Company Group or the Company Consolidated Group, as applicable, (b) in accordance with the Intended Tax Treatment (except to the extent otherwise required due to any modification to or amendment of the Internal Reorganization Plan in accordance with Section 2.1(c) or otherwise, or any deviation from the Internal Reorganization Plan in the implementation of the Holding Company Merger, the Reorganization or the Distribution), (c) by disregarding (i) any transactions outside the ordinary course of business undertaken after the Closing on the Closing Date by any member of the Company Group at the direction of Buyer or its Affiliates and not contemplated by this Agreement and (ii) solely for purposes of clause (y), any and all Tax Attributes, (d) by excluding any deferred Tax assets or liabilities, and (e) with respect to any Straddle Period, in accordance with Section 4.7(g).

“Tax Proceeding” shall have the meaning set forth in the Merger Agreement.

“Tax Return” shall have the meaning set forth in the Merger Agreement.

“Third Party” shall mean any Person other than the Parties or any members of their respective Groups.

“Third-Party Claim” shall have the meaning set forth in Section 4.6(a).

“Trademarks” shall have the meaning set forth in the definition of “Intellectual Property” in the Merger Agreement.

“Transaction Documents” shall have the meaning set forth in the Merger Agreement.

“Transaction Expenses” shall have the meaning set forth in Section 2.6(a)(xii).

“Transaction Litigation” shall have the meaning set forth in the Merger Agreement.

“Transfer Taxes” shall mean any transfer, excise, sales, use, value added, stamp, documentary, filing, recordation, goods and services and other similar Taxes, fees and charges (including real property transfer Taxes).

“Transition Period” shall have the meaning set forth in Section 7.2(b).

“Transition Services Agreement” shall have the meaning set forth in the Merger Agreement.

“Treasury Regulations” shall have the meaning set forth in the Merger Agreement.

“VNA” shall have the meaning set forth in Section 2.5(b).

ARTICLE II

THE REORGANIZATION

2.1 Reorganization.

(a) In accordance with, and subject to the provisions of, this Agreement, as depicted in the Internal Reorganization Plan, on the Closing Date and immediately after the Holding Company Merger Effective Time and prior to the Distribution Time:

(i) Interim Distributions. The Company shall cause H-ES&R Holdings and Harsco Receivables LLC to effect the Interim Distributions. Upon the completion of the Interim Distributions, (A) Spinco will be a wholly owned Subsidiary of the Company, and (B) H-CE Holdings will be a wholly owned Subsidiary of the Company;

(ii) Assignment Agreement. H-ES&R Holdings and any other applicable member of the Spinco Group and the Company shall enter into that certain assignment agreement, substantially in the form attached hereto as Exhibit C (the “Assignment Agreement”);

(iii) Interim Contribution. The Company shall effect the Interim Contribution. Upon the completion of the Interim Contribution, H-ES&R Holdings will be a wholly owned Subsidiary of Spinco; and

(iv) Intercompany Note. The Company shall issue the Intercompany Note to H-ES&R Holdings.

(b) Upon completion of the Reorganization, (i) Spinco will own, directly or indirectly, the Spinco Businesses, and (ii) the Company will own, directly or indirectly, the Company Business.

(c) Without limiting any other provision hereof, in connection with the Internal Reorganization Plan and the Reorganization, each of Pubco, the Company and Spinco will take, and will cause each member of its respective Group to take, such actions as are reasonably necessary to consummate the transactions expressly contemplated by the Internal Reorganization Plan on the Closing Date, and except as expressly otherwise contemplated, prior to the Distribution Time, in each case at the sole cost and expense of Pubco. Pubco, the Company and Spinco shall keep Buyer and the Joint Steering Committee reasonably informed in respect of such transactions. Any amendments or modifications to the Internal Reorganization Plan will first be discussed among the Joint Steering Committee, which will cooperate reasonably to seek to mutually agree on any such amendments or modifications; provided that, without the written consent of Buyer, such amendments or modifications shall not, individually or in the aggregate, in any material respect (i) increase the costs, Liabilities or obligations to Third Parties (including Taxes (including by means of a material reduction in any of the Tax Attributes or any other Tax assets of Pubco, any member of the Company Group or of any Company Consolidated Group)) of any member of the Company Group or (ii) otherwise adversely affect Buyer or any of its Affiliates (including any member of the Company Group after the Closing) or the Company Business. With respect to any proposed amendment or modification, Pubco shall provide a proposal to Buyer, which shall be discussed and reviewed in the Joint Steering Committee. Pubco, through the Joint Steering Committee, will update the Internal Reorganization Plan to reflect any amendments or modifications to the Internal Reorganization Plan that are mutually agreed among the Parties.

(d) Without limiting any other provision hereof, prior to the Distribution Time, if requested by Buyer in writing, Pubco shall, or shall cause its Subsidiaries to, take reasonable steps to dissolve (or merge into a non-dormant member of the Company Group) any dormant members included in the Company Group as of the date of this Agreement, as listed in Schedule 2.1(d), with the specific steps to be taken subject to good faith consultation with Buyer.

(e) Not more than ten (10) Business Days after the date hereof, the Parties shall each appoint three (3) representatives (or such number as mutually agreed between Pubco and Buyer) to a committee (a “Joint Steering Committee”), all of whom shall have suitable seniority and the requisite skills, knowledge, experience and authority to discuss, coordinate and make arrangements related to the matters described in this Section 2.1(e), as well as a mutually agreed senior executive of each Party to whom matters that cannot be resolved by the Joint Steering Committee will be escalated. Any matters that arise within the Joint Steering Committee, that cannot be resolved by mutual agreement of the Parties, acting reasonably, within five (5) Business Days after such matter is first referred to or arises within the Joint Steering Committee may be referred to the designated senior executives of each Party to resolve. As soon as practicable following the appointment of the Joint Steering Committee and through the Closing, the Joint Steering Committee shall meet and confer as frequently as reasonably necessary, and at least once per week (unless otherwise mutually agreed), to discuss, and shall act in good faith and use reasonable best efforts to (i) prepare for the Closing; and (ii) discuss in good faith, monitor, manage and execute (A) the Internal Reorganization Plan and the Reorganization (including the discussion and resolution of any (x) proposed changes to the Internal Reorganization Plan and (y) the preparation of all forms of documentation implementing the Internal Reorganization Plan and the Reorganization), (B) “day one” preparation and integration planning matters and (C) any other material technical and operational matters reasonably brought to the attention of the Joint Steering Committee by representatives of the Parties.

2.2 Wrong Pockets; Mail and Other Communications; Payments.

(a) After the Distribution Time, if either the Company or Buyer, on the one hand, or Spinco, on the other hand, or any of their respective Group members becomes aware that (i) any asset held by the Company or any of its Subsidiaries is primarily used in the operation of the Spinco Business or (ii) any asset held by Spinco or any of its Subsidiaries is primarily used in the operation of the Company Business, it will, in each case, promptly notify the other Party and the Parties will cooperate in good faith to transfer the relevant asset to the appropriate Party as promptly as reasonably practicable and at the expense of the Party who would have been responsible for the related expenses if such asset had been transferred at the Distribution Time.

(b) After the Distribution Time, each of the Company, Spinco and the members of their respective Groups may receive mail, packages, facsimiles, emails and other communications properly belonging to the other Party (or the other Party’s respective Group). Accordingly, each of the Company and Spinco and the members of their respective Groups authorizes the Company and the other members of the Company Group, on the one hand, or Spinco and the other members of the Spinco Group, on the other hand, as the case may be, to receive and, if not unambiguously intended for such other Party (or any member of its Group) or any of such other Party’s (or any member of its Group’s) officers or directors, open (acting solely as agent for the other Party) all mail, packages, facsimiles, emails and other communications received by it, and to retain the same to the extent that they relate to the business of the receiving Party or, to the extent that they do not relate to the business of the receiving Party, the receiving Party shall promptly deliver such mail, packages, facsimiles, emails or other communications (or, in case the same relate to both businesses, copies thereof) to the other Party. The provisions of this Section 2.2 are not intended to, and shall not be deemed to, constitute an authorization by any of the Company, Spinco or the members of their respective Groups to (i) permit the other to accept service of process on its behalf and neither party is or shall be deemed to be the agent of the other for service of process purposes, or (ii) waive any rights or privileges in respect of any such mail, package, facsimile, emails or other communication or the information contained therein.

(c) The Company shall, or shall cause its applicable Subsidiaries to, promptly pay or deliver to Spinco (or a designated member of its Group) any monies or checks that have been sent to or that are received by the Company or any member of its Group after the Distribution Time, including by or from any customers, suppliers or other commercial counterparties of the Spinco Business or the Spinco Group, to the extent they are (or in accordance with Section 2.2(a) would be) the property of Spinco or a member of the Spinco Group.

(d) Spinco shall, or shall cause its applicable Subsidiaries to, promptly pay or deliver to the Company (or a designated member of its Group) any monies or checks that have been sent to or that are received by Spinco or any member of its Group after the Distribution Time, including by or from any customers, suppliers or other commercial counterparties of the Company Business or the Company Group, to the extent they are (or in accordance with Section 2.2(a) would be) the property of the Company or a member of the Company Group.

2.3 Termination of Agreements.

(a) Except as set forth in Section 2.3(b), in furtherance of the releases and other provisions of Section 4.1, Spinco and each member of the Spinco Group, on the one hand, and the Company and each member of the Company Group, on the other hand, hereby terminate any and all agreements, arrangements, commitments or understandings, whether or not in writing, between or among Spinco and/or any member of the Spinco Group, on the one hand, and the Company and/or any member of the Company Group, on the other hand, effective as of the Distribution Time. No such terminated agreement, arrangement, commitment or understanding (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Distribution Time. Each Party shall, at the reasonable request of the other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

(b) The provisions of Section 2.3(a) shall not apply to any of the following agreements, arrangements, commitments or understandings (or to any of the provisions thereof): (i) this Agreement, the Merger Agreement and the other Transaction Documents (and each other agreement or instrument expressly contemplated by this Agreement, the Merger Agreement or any other Transaction Documents to be entered into by any of the Parties or any of the members of their respective Groups or to be continued from and after the Distribution Time, including the Intercompany Note); (ii) any agreements, arrangements, commitments or understandings to which any Third Party is a party (including contracts providing for Shared Services); (iii) any intercompany accounts payable or accounts receivable accrued as of the Distribution Time that are reflected in the books and records of Pubco, Spinco or the Company Group or otherwise documented in writing in accordance with past practices, which shall be settled in the manner contemplated by Section 2.3(c) (the “Intercompany Accounts”); or (iv) any agreements, arrangements, commitments or understandings to which any non-wholly owned Subsidiary of the Company or Spinco, as the case may be, is a party (it being understood that directors’ qualifying shares or similar interests will be disregarded for purposes of determining whether a Subsidiary is wholly owned).

(c) All of the Intercompany Accounts outstanding as of immediately prior to the Distribution Time shall be repaid, settled or otherwise eliminated by means of cash payments, a dividend, capital contribution, a combination of the foregoing, in accordance with (A) the Internal Reorganization Plan or (B) as otherwise pursuant to one or more transactions determined by Pubco in its sole and absolute discretion (unless any such transaction will in any material respect (i) increase the costs, Liabilities or obligations to Third Parties (including Taxes (including by means of a material reduction in any of the Tax Attributes or any other Tax assets of Pubco, any member of the Company Group or of any Company Consolidated Group)) of any member of the Company Group or (ii) otherwise adversely affect Buyer or any of its Affiliates (including any member of the Company Group after the Closing) or the Company Business, in which case such transaction will require approval by the Joint Steering Committee prior to the Distribution Time). Each Party shall, and shall cause their respective Subsidiaries to, at the reasonable request of any other Party, take, or cause to be taken, such other actions as may be reasonably necessary to acknowledge the foregoing.

2.4 Treatment of Shared Services. The Company and Buyer acknowledge and agree that (a) the Company Business currently receives from Pubco and the members of the Spinco Group certain Shared Services, and (b) certain Shared Services will, as of the Distribution Time, be provided, assumed or otherwise addressed in accordance with the Transition Services Agreement or such other applicable Transaction Document, and except as expressly provided in any Transaction Document or the Merger Agreement, all Shared Services shall cease at the Distribution Time, and all agreements and arrangements (whether or not in writing) in respect thereof shall terminate as of the Distribution Time without further obligation or Liability to any member of the Company Group.

2.5 Guarantees.

(a) On or prior to the Distribution Time or as soon as practicable thereafter, (i) the Company shall, and shall cause the other members of its Group, and Buyer shall, and shall cause members of the Company Group following the Effective Time, to (with the reasonable cooperation of Pubco and Spinco) use reasonable best efforts to (A) cause a member of the Company Group or Buyer to be substituted in all respects for a member of the Spinco Group, as applicable, and (B) have all members of the Spinco Group removed or released as guarantor of or obligor for each guarantee, indemnity, surety bond, letter of credit, banker acceptance, and letter of comfort given or obtained by any member of the Spinco Group for the primary benefit of any member of the Company Group to the extent primarily for the benefit of the Company Business or the Company Group to the fullest extent permitted by applicable Law; provided that any substitution by Buyer shall only be effective from and after the Effective Time, and (ii) Pubco and Spinco shall, and shall cause the other members of the Company Group to (with the reasonable cooperation of Buyer and the Company), use reasonable best efforts to (A) cause a member of the Spinco Group to be substituted in all respects for Buyer or a member of the Company Group, as applicable, and (B) have all members of the Company Group removed or released as guarantor of or obligor for any guarantee, indemnity, surety bond, letter of credit, banker acceptance, and letter of comfort given or obtained by any member of the Company Group for the primary benefit of any member of the Spinco Group to the extent primarily for the benefit of the Spinco Businesses or the Spinco Group to the fullest extent permitted by applicable Law.

(b) On or prior to the Distribution or as soon as reasonably practicable thereafter, (i) to the extent required to obtain a release of any member of the Spinco Group from a guaranty for the primary benefit of any member of the Company Group, Buyer shall cause Veolia North America, Inc. or any successor thereto or any entity to which it transfers a substantial portion of its business (“VNA”) to, and the Company shall, and shall cause the other members of the Company Group to, as applicable, execute a guaranty agreement in the form of the existing guaranty, provided that any guarantee executed by VNA shall only be effective from and after the Effective Time and (ii) to the extent required to obtain a release of any member of the Company Group from a guaranty for the benefit of any member of the Spinco Group, Pubco and Spinco shall, and shall cause the other members of the Spinco Group to, as applicable, execute a guaranty agreement in the form of the existing guaranty.

(c) If the Company and Buyer are unable to obtain, or to cause to be obtained, any release or removal contemplated by clauses (a)(i) or (b)(i) of this Section 2.5, (i) the Company and Buyer shall, jointly and severally, indemnify and hold harmless the unreleased or unremoved guarantor or obligor for any Loss arising from or relating thereto and shall, or shall cause one of the other members of the Company Group, as agent or subcontractor for such unreleased guarantor or obligor, to pay, perform and discharge fully all the obligations or other Liabilities of such unreleased guarantor or obligor thereunder, including any requirement to post collateral in respect of such arrangements, and (ii) the Company and Buyer agree not to, and to cause the members of the Company Group not to, renew or extend the term of, increase its obligations under, or transfer to a third party, any unreleased guarantees or letters of credit, performance bonds, surety bonds, bankers acceptances, or other similar arrangements, for which such unreleased guarantor or obligor is or may be liable, without the prior written consent of Spinco (such consent not to be unreasonably withheld, delayed or conditioned), unless all obligations of such other unreleased guarantor or obligor and the other members of Spinco Group with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to Spinco.

(d) If Spinco and Pubco are unable to obtain, or to cause to be obtained, any release or removal contemplated by clauses (a)(ii) or (b)(ii) of this Section 2.5, (i) Spinco and Pubco shall, jointly and severally, indemnify and hold harmless the unreleased or unremoved guarantor or obligor for any Loss arising from or relating thereto and shall, or shall cause one of the other members of the Spinco Group, as agent or subcontractor for such unreleased guarantor or obligor to pay, perform and discharge fully all the obligations or other Liabilities of such unreleased guarantor or obligor thereunder, including any requirement to post collateral in respect of such arrangements, and (ii) Spinco and Pubco agree not to, and to cause the members of the Spinco Group not to, renew or extend the term of, increase its obligations under, or transfer to a third party, any unreleased guarantees or letters of credit, performance bonds, surety bonds, bankers acceptances, or other similar arrangements, for which such unreleased guarantor or obligor is or may be liable, without the prior written consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned), unless all obligations of such other unreleased guarantor or obligor and the other members of the Company Group with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to the Company.

2.6 Certain Adjustments.

(a) Certain Definitions.

(i) “Capex Actual Amount” shall mean the actual aggregate capital expenditures of the Company Group made during the period from and including October 1, 2025 and prior to the Closing, calculated in accordance with the Accounting Principles.

(ii) “Capex Adjustment Amount” shall mean (A) if the Capex Target Lower Threshold exceeds the Capex Actual Amount, then a positive amount equal to the full amount of such excess over the Capex Actual Amount, (B) if the Capex Actual Amount exceeds the Capex Target Upper Threshold, then a negative amount equal to the lesser of (1) the full amount of such excess over the Capex Target Upper Threshold and (2) 2.94% of the Capex Target Upper Threshold, or (C) if other than as set forth in clauses (A) and (B), zero.

(iii) “Capex Target Lower Threshold” shall mean the amount set forth opposite the full calendar month completed prior to the Closing under the heading “Lower Threshold” on Schedule 2.6.

(iv) “Capex Target Upper Threshold” shall mean the amount set forth opposite the full calendar month completed prior to the Closing under the heading “Upper Threshold” on Schedule 2.6.

(v) “Company Cash” shall mean the aggregate amount of cash and cash equivalents of the Company and the other members of the Company Group as of immediately prior to the Effective Time (the “Measurement Time”); provided that Company Cash (A) will be increased by all deposits in transit that have not yet cleared, other than wire transfers and drafts deposited but not cleared, in each case, for the benefit of the Company and the other members of the Company Group, and (B) will be reduced by all outstanding and uncleared checks, wire transfers and drafts of the Company and the other members of the Company Group.

(vi) “Company Debt” shall mean the aggregate amount of Indebtedness of the Company and the other members of the Company Group as of the Measurement Time, excluding (A) all Indebtedness solely among members of the Company Group, (B) all amounts outstanding pursuant to intercompany accounts, arrangements, understandings or Contracts to be settled or eliminated in connection with the Closing pursuant to Section 2.3, (C) any Spinco Liabilities (other than any Spinco Liabilities described in the definition of “Tax Liability Amount”), (D) the Indebtedness under the Intercompany Note, and (E) any obligations treated as operating leases in the financial statements or in accordance with GAAP.

(vii) “Estimated Net Working Capital Adjustment” shall mean (A) if the Estimated Net Working Capital exceeds the Target Net Working Capital Upper Threshold, then a positive amount equal to the full amount of such excess over the Target Net Working Capital Upper Threshold, (B) if the Target Net Working Capital Lower Threshold exceeds the Estimated Net Working Capital, then a negative amount equal to the full amount of such excess over the Estimated Net Working Capital or (C) zero, other than as set forth in clauses (A) and (B).

(viii) “Final Net Working Capital Adjustment” shall mean (A) if the Final Net Working Capital exceeds the Target Net Working Capital Upper Threshold, then a positive amount equal to the full amount of such excess over the Target Net Working Capital Upper Threshold, (B) if the Target Net Working Capital Lower Threshold exceeds the Final Net Working Capital, then a negative amount equal to the full amount of such excess over the Final Net Working Capital or (C) zero, other than as set forth in clauses (A) and (B).

(ix) “Net Working Capital” shall mean, without duplication, as of the Measurement Time, an amount (which amount may be a positive or negative number) equal to (A) the current assets of the Company and the other members of the Company Group, including, for the avoidance of doubt, all receivables returned to the Company Group pursuant to Section 2.8 (including after the Measurement Time), minus (B) the current liabilities of the Company and the other members of the Company Group, in each case, which are included in the line item categories specifically identified in the Accounting Principles, but excluding (1) any current Income Tax assets or Liabilities and any deferred Tax assets or Liabilities, (2) all receivables and payables solely among members of the Company Group, (3) all amounts outstanding pursuant to intercompany accounts, arrangements, understandings or Contracts to be settled or eliminated at or prior to the Closing pursuant to Section 2.3, (4) any assets of Spinco and any Spinco Liabilities (other than Taxes), (5) Company Debt, (6) Company Cash, (7) Liabilities in respect of the 2026 annual cash incentive payment and (8) any amounts taken into account in clause (c) or clause (d) of the definition of “Intercompany Note Amount.” The Net Working Capital will be determined in accordance with the Accounting Principles.

(x) “Target Net Working Capital Lower Threshold” shall mean $97,800,000.

(xi) “Target Net Working Capital Upper Threshold” shall mean $101,800,000.

(xii) “Transaction Expenses” means without duplication, to the extent not paid as of the Measurement Time, (A) all out-of-pocket costs, fees and expenses of investment bankers, legal counsel, accountants and other advisors retained by the Company Group that are payable by the Company Group and were incurred at or prior to the Closing in connection with this Agreement, the Merger Agreement or any other Transaction Document and the consummation of the transactions therein and (B) all amounts payable by the Company Group to current or former employees, directors, and consultants of the Company Group solely as a result of the consummation of the transactions contemplated by this Agreement or the Merger Agreement pursuant to any change-in-control, transaction or similar bonuses or retention agreements established by the Company Group prior to Closing (and the employer portion of any payroll or employment Taxes payable with respect thereto); provided, however, that in no event will Transaction Expenses include any of the following: amounts contemplated to be paid by Buyer or its Affiliates pursuant to this Agreement, the Merger Agreement or any other Transaction Document; costs, fees and expenses resulting from termination of employment or service at or after the Closing; costs and expenses incurred by the Company Group after the Closing; any items included as a current liability in Net Working Capital; any costs, fees or expenses incurred by, on behalf of, or at the direction of Buyer or any of its Affiliates or otherwise relating to Buyer’s or any of its Affiliates’ financing of the transactions contemplated by this Agreement, the Merger Agreement or any other Transaction Document; or any amounts taken into account in clause (c) or clause (d) of the definition of “Intercompany Note Amount.”

(b) No later than four (4) Business Days prior to the Closing Date, Pubco shall prepare and deliver to Buyer a written report setting forth Pubco’s good faith estimate of (i) the Net Working Capital as of the Measurement Time (such estimate, the “Estimated Net Working Capital”), (ii) the Company Cash (such estimate, the “Estimated Company Cash”), (iii) the Company Debt (such estimate, the “Estimated Company Debt”) and (iv) the Intercompany Note Amount, in each case of clauses (i)-(iv), prepared in conformity with the requirements of this Agreement, including the Accounting Principles and together with reasonable supporting documentation. Pubco will reasonably cooperate with Buyer to provide access to all relevant work papers, schedules and other supporting documents prepared by Pubco or its respective Representatives and used in connection with the calculation of the Estimated Net Working Capital, the Estimated Company Debt and the Estimated Company Cash in connection with their review of such written report and shall consider any comments to such written report proposed by Buyer in good faith; provided that no comments provided by Buyer shall provide a basis for any delay in the Closing, or shall require any changes to such written report (or the calculations therein) unless agreed to by Pubco.

(c) Within ninety (90) days following the Closing Date, the Company shall deliver to Spinco a statement (the “Preliminary Adjustment Statement”) setting forth in reasonable detail the Company’s good faith calculation of (i) the Net Working Capital, (ii) the Company Cash and (iii) the Company Debt, together, in the case of clauses (i), (ii) and (iii), with reasonable supporting detail and prepared in conformity with the requirements of this Agreement, including the Accounting Principles.

(d) If Spinco disagrees with the calculations set forth in the Preliminary Adjustment Statement, Spinco will deliver to the Company, within forty-five (45) days after receipt by Spinco of the Preliminary Adjustment Statement (the “Review Period”), a written statement describing each objection thereto and Spinco’s proposed adjustments, including reasonable detail of each item or amount in dispute, the basis for such dispute and the supporting documentation, schedules and calculation (the “Notice of Disagreement”). If Spinco does not deliver a Notice of Disagreement within the Review Period, Spinco will be deemed to have irrevocably accepted the Preliminary Adjustment Statement, which will be the “Final Adjustment Statement” for purposes of the payment (if any) contemplated by Section 2.6(j).

(e) If Spinco delivers to the Company a Notice of Disagreement during the Review Period, the Company and Spinco will attempt to resolve in good faith the matters contained in the Notice of Disagreement within thirty (30) days after the Company’s receipt of the Notice of Disagreement (the “Resolution Period”). If the Company and Spinco reach a written resolution with respect to all such matters (if any) on or before the final day of the Resolution Period, the Preliminary Adjustment Statement, as modified by such resolution, will be the “Final Adjustment Statement” for purposes of the payment (if any) contemplated by Section 2.6(j). If such a resolution is not reached during the Resolution Period, the Company and Spinco will promptly (no later than five (5) Business Days after the final day of the Resolution Period) (i) retain a nationally recognized independent certified public accounting firm in the United States mutually acceptable to the Company and Spinco or (ii) if the Company and Spinco are unable to agree on a firm within ten (10) days after the end of the Resolution Period, then, within an additional five (5) days, the Company and Spinco shall each select one (1) such firm and those two firms shall, within five (5) days after their selection, select a third such firm (the firm selected in accordance with clause (i) or the third firm selected in accordance with clause (ii), as applicable, the “Independent Accounting Firm”) and submit any unresolved objections covered by the Notice of Disagreement (the “Disputed Items”) to the Independent Accounting Firm for resolution in accordance with this Section 2.6(e). The Independent Accounting Firm shall act as an expert and not as an arbitrator. In no event shall the Company or Spinco communicate (or permit any of the members of its respective Group or Representatives to communicate) with the Independent Accounting Firm without providing the other Party(ies) a reasonable opportunity to participate in such communication. The Company and Spinco will reasonably cooperate with the Independent Accounting Firm during the term of its engagement. The Company and Spinco will instruct the Independent Accounting Firm to (A) within thirty (30) days after submission of the Disputed Items, make a final determination with respect to each of the Disputed Items (and only the Disputed Items) that is (1) consistent with the terms of this Agreement, (2) within the range of the amounts advocated by the Company in the Preliminary Adjustment Statement or by Spinco in its Notice of Disagreement and (3) based solely on written submissions of the Company and Spinco (i.e., not on the basis of an independent review), a copy of which shall simultaneously be provided to the other Party(ies), and in accordance with procedures agreed to by the Parties and the Independent Accounting Firm and

(B) prepare and deliver to the Company and Spinco a written statement setting forth its final determination (and a reasonably detailed description of the basis therefor) with respect to each Disputed Item (the “Independent Accounting Firm’s Report”). The Independent Accounting Firm’s determination with respect to each Disputed Item as reflected in the Independent Accounting Firm’s Report will be final, conclusive and binding, absent fraud or manifest error. The Preliminary Adjustment Statement, as modified by any changes agreed to in writing between the Company and Spinco during the Resolution Period and the Independent Accounting Firm’s Report, will be the “Final Adjustment Statement” for purposes of the payment (if any) contemplated by Section 2.6(j). The Independent Accounting Firm shall act as an expert and not an arbitrator. With respect to any “estimated” item, such item shall be “final” pursuant to this Section 2.6 for purposes of this Section 2.6 whether by failure of Spinco to deliver an objection to the Preliminary Adjustment Statement, by mutual agreement between Spinco and Buyer or by determination of the Independent Accounting Firm in accordance with this Section 2.6(e).

(f) Each of the Company and Spinco will (i) pay its own respective costs and expenses incurred in connection with this Section 2.6 and (ii) be responsible for the fees and expenses of the Independent Accounting Firm in connection with this Section 2.6 on a pro rata basis based upon the inverse of the degree (measured in dollars) to which the Independent Accounting Firm has accepted the respective positions of Spinco and Buyer (which will be determined by the Independent Accounting Firm and set forth in the Independent Accounting Firm’s Report). For example, if the Independent Accounting Firm accepts seventy percent (70%) of the position of Spinco, Spinco will pay thirty percent (30%) of the fees and expenses of the Independent Accounting Firm and the Company will pay the remaining seventy percent (70%) of such fees and expenses.

(g) In connection with the matters set forth in this Section 2.6, during the Review Period and Resolution Period, if applicable, Spinco and its Representatives shall, subject to execution of customary access letters (if applicable), be provided access to (i) all relevant work papers, schedules and other supporting documents prepared by the Company, the members of the Company Groups or their respective Representatives and used in connection with the calculation of Net Working Capital, the Company Debt and the Company Cash and (ii), during normal business hours and upon reasonable notice and in a manner that does not materially interfere with the conduct of the Company’s business, any other information in the Company’s possession which Spinco reasonably requests, and, in each case, the Company shall, and shall cause their Representatives to, cooperate reasonably with Spinco and its applicable Representatives in connection therewith.

(h) The Parties agree that the procedures set forth in this Section 2.6 for resolving disputes with respect to the Preliminary Adjustment Statement shall be the sole and exclusive method for resolving any such disputes; provided that this provision shall not prohibit any Party from instituting litigation to enforce this Section 2.6 including any decision pursuant to the terms hereof by the Independent Accounting Firm in any court of competent jurisdiction. The substance of the Independent Accounting Firm’s determination shall not be subject to review or appeal, absent a showing of fraud or manifest error. It is the intent of the Parties to have any determination of Disputed Items by the Independent Accounting Firm proceed in an expeditious manner; provided, however, that any deadline or time period contained herein may be extended or modified by agreement of the Parties, and the Parties agree that the failure of the Independent Accounting Firm to strictly conform to any deadline or time period contained herein shall not be a basis for seeking to overturn any determination rendered by the Independent Accounting Firm.

(i) The Net Working Capital, Company Cash and Company Debt set forth in the Final Adjustment Statement is referred to herein as the “Final Net Working Capital,” the “Final Company Cash” and the “Final Company Debt,” respectively.

(j) Within five (5) Business Days after the determination of the Final Adjustment Statement pursuant to Section 2.6(e), (i) if (A) the amount equal to the Estimated Net Working Capital Adjustment plus the Estimated Company Cash minus the Estimated Company Debt exceeds (B) the amount equal to Final Net Working Capital Adjustment plus the Final Company Cash minus the Final Company Debt, Spinco will pay to the Company the amount of such excess, by wire transfer of immediately available funds to one (1) or more accounts designated in writing by the Company, or (ii) if (A) the amount equal to the Final Net Working Capital Adjustment plus the Final Company Cash minus the Final Company Debt exceeds (B) the amount equal to the Estimated Net Working Capital Adjustment plus the Estimated Company Cash minus the Estimated Company Debt, the Company will pay to Spinco the amount of such excess, by wire transfer of immediately available funds to one (1) or more accounts designated in writing by Spinco. Any payment pursuant to this Section 2.6(j) shall be treated as an adjustment to the Intercompany Note Amount for all U.S. federal (and applicable state, local and foreign) income tax purposes, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of state, local or foreign Law).

(k) For the avoidance of doubt, the Final Net Working Capital, Final Company Cash, and Final Company Debt shall all be calculated for the purposes of this Section 2.6 as of the Measurement Time and shall (i) be based exclusively on the facts and circumstances as they exist as of the Measurement Time, and (ii) entirely disregard (A) other than for purposes of calculating the Tax Liability Amount, any and all effects on the Company and its Subsidiaries (including the assets and Liabilities of the Company and its Subsidiaries) as a result of the transactions contemplated by this Agreement and the Merger Agreement (for the avoidance of doubt) or of any financing or refinancing arrangements entered into at any time by Buyer or any other transaction entered into by Buyer in connection with the consummation of the transactions contemplated by this Agreement and the Merger Agreement, and (B) any of the plans, transactions, fundings, payments or changes which Buyer initiates, or makes or causes to be initiated or made, on or after the Closing with respect to the Company and its Subsidiaries or their business or assets, or any facts or circumstances that are unique or particular to Buyer or any of its assets or Liabilities. The calculations pursuant to this Section 2.6 are solely to calculate the Intercompany Note Amount and to measure differences between the Estimated Net Working Capital Adjustment and the Final Net Working Capital Adjustment following the Closing, the Estimated Company Cash and the Final Company Cash following the Closing and Estimated Company Debt and the Final Company Debt, and are not intended to permit the introduction of new accounting methodologies, principles, conventions, policies and procedures.

2.7 Bank Accounts; Cash Balances.

(a) Each Party agrees to take, or cause the members of its Group to take, at the Distribution Time (or such earlier time as the Parties may agree), all actions necessary to amend all Contracts governing each bank and brokerage account owned by Spinco or any other member of the Spinco Group (collectively, the “Spinco Accounts”) and all Contracts governing each bank or brokerage account owned by the Company or any other member of the Company Group (collectively, the “Company Accounts”) so that each such Spinco Account and Company Account, if currently linked to (whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to) any Company Account or Spinco Account, respectively, is de-linked from such Company Account or Spinco Account, respectively, by the Distribution Time.

(b) It is intended that, following consummation of the actions contemplated by Section 2.7(a), there will be in place a cash management process pursuant to which the Spinco Accounts will be managed, and funds collected will be transferred into one (1) or more accounts maintained, by Spinco or a member of the Spinco Group.

(c) It is intended that, following consummation of the actions contemplated by Section 2.7(a), there will be in place a cash management process pursuant to which the Company Accounts will be managed, and funds collected will be transferred into one (1) or more accounts maintained by the Company or a member of the Company Group.

(d) With respect to any outstanding checks issued by, or payments initiated by, the Company, Spinco, or any of the members of their respective Groups prior to the Distribution Time, such outstanding checks and payments shall be honored following the Distribution Time by the Person or Group owning the account on which the check is drawn or from which the payment was initiated, respectively.

(e) As between the Company and Spinco (and the members of their respective Groups), except to the extent prohibited by applicable Law, all payments made and reimbursements, credits, returns, or rebates received, after the Distribution Time by either Party (or member of its Group) to which the other Party (or member of its Group) is entitled shall be held by such Party in trust for the use and benefit of the Party entitled thereto and, within sixty (60) days of receipt by such Party (or the applicable member of its Group) of any such payment or reimbursement, credit, return or rebate such Party shall pay over, or shall cause the applicable member of its Group to pay over, to the other Party (or a member of its Group) the amount of such payment or reimbursement without right of set-off.

2.8 PNC Receivables Facility. In connection with the Closing, Pubco shall use reasonable best efforts to, and shall cause Harsco Receivables LLC to use reasonable best efforts to, repurchase the accounts receivables originated by the Company Group and return such accounts receivables to the Company Group in connection with the Closing, pursuant to the PNC Receivables Facility.

2.9 Transaction Documents. Effective on or prior to the Distribution Time, each of the Company and Spinco will, or will cause the applicable members of their Groups to, execute and deliver all Transaction Documents to which it is a party.

2.10 Solvency of Spinco. Pubco and Spinco shall use best efforts to ensure that H-ES&R Holdings is, immediately after giving effect to the Reorganization, solvent and Pubco and Spinco shall use best efforts to obtain the Solvency Opinion. If H-ES&R Holdings believes, for any reason, that the Solvency Opinion may not be obtained, the Parties shall agree to a reduction in the Merger Consideration, which shall be reflected in an increased amount of the Intercompany Note to H-ES&R Holdings, in an amount sufficient to ensure the delivery of the Solvency Opinion.

2.11 Disclaimer of Representations and Warranties. EACH OF THE COMPANY (ON BEHALF OF ITSELF AND EACH MEMBER OF THE COMPANY GROUP), SPINCO (ON BEHALF OF ITSELF AND EACH MEMBER OF THE SPINCO GROUP) AND BUYER (ON BEHALF OF ITSELF AND EACH OF ITS SUBSIDIARIES) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY OTHER TRANSACTION DOCUMENT OR THE MERGER AGREEMENT, NO PARTY TO THIS AGREEMENT, THE MERGER AGREEMENT, OR ANY OTHER TRANSACTION DOCUMENT, IS REPRESENTING OR WARRANTING IN ANY WAY, EXPRESS OR IMPLIED, AS TO: (A) THE ASSETS, BUSINESSES OR LIABILITIES CONTRIBUTED, TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, (B) ANY CONSENTS OR APPROVALS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, (C) THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS, RESTRICTIONS ON TRANSFER, ENCUMBRANCE OR LIEN, NON-INFRINGEMENT OR ANY OTHER MATTER CONCERNING, ANY ASSETS, BUSINESS OR LIABILITIES OF SUCH PARTY, (D) THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY CLAIM OR OTHER ASSET, INCLUDING ANY ACCOUNTS RECEIVABLE, OF ANY PARTY, OR (E) THE LEGAL SUFFICIENCY OF ANY CONTRIBUTION, ASSIGNMENT, DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED HEREUNDER OR THEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR THEREIN, IN THE MERGER AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS-IS,” “WHERE-IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM OF DEED OR CONVEYANCE) AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE SHALL BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD AND MARKETABLE TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST, AND (II) ANY NECESSARY APPROVALS OR NOTIFICATIONS ARE NOT OBTAINED OR MADE OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.

ARTICLE III

THE DISTRIBUTION

3.1 Actions Prior to the Distribution. Prior to the Distribution Time and subject to the terms and conditions set forth herein, the Parties shall take, or cause to be taken, the following actions in connection with the Distribution:

(a) Securities Law Matters. Spinco, Pubco and the Company shall cooperate to accomplish the Distribution, including in connection with the preparation of all documents and the making of all filings required in connection with the Distribution. Each of Spinco, Pubco and the Company shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things reasonably necessary to facilitate the Distribution in good faith and in accordance with the applicable terms and subject to the conditions of this Agreement, the Merger Agreement and the other Transaction Documents. Spinco, Pubco and the Company, as applicable, shall file the Disclosure Documents and any amendments or supplements thereto as may be necessary or advisable in order to cause the Disclosure Documents to become and remain effective as required by the SEC or federal, state or other applicable securities Laws. Pubco and Spinco shall prepare and mail or otherwise make available to the holders of Pubco Common Stock prior to the Distribution Date such information concerning Spinco and its businesses, operations and management, the Distribution and such other matters as Pubco shall reasonably determine and as may be required by Law. Pubco and Spinco will prepare, and Spinco will, to the extent required under applicable Law, file with the SEC, any such documentation and any requisite no-action letters which Pubco determines are necessary or desirable to effectuate the Distribution, and each of the Company, Pubco and Spinco shall each use its reasonable best efforts to obtain all necessary approvals from the SEC with respect thereto as soon as practicable. The Parties acknowledge and agree that the documents prepared and filed with the SEC pursuant to this Section 3.1(a) shall disclose the Intended Tax Treatment in the applicable U.S. federal income tax disclosure filed therewith and that such disclosure shall not assert any alternative tax treatment in respect of the Distribution. Pubco and Spinco shall take all such action as may be necessary or appropriate under the securities or blue sky Laws of the United States (and any comparable Laws under any foreign jurisdiction) in connection with the Distribution.

(b) The Exchange Agent. The Company and Spinco shall enter into an exchange agent agreement with the Exchange Agent or otherwise provide instructions to the Exchange Agent regarding the Distribution.

3.2 Conditions to the Reorganization and the Distribution.

(a) The consummation of the Reorganization and the Distribution will be subject to the satisfaction, or waiver, in whole or in part, by Pubco of each of the following conditions:

(i) an independent appraisal firm shall have delivered one or more opinions to the Pubco Board confirming the solvency of H-ES&R Holdings immediately after giving effect to the Reorganization (the “Solvency Opinion”);

(ii) the Spinco Common Stock to be delivered to the Company stockholders in the Distribution shall have been approved for listing on NYSE, subject to official notice of distribution;

(iii) the conditions set forth in Article VIII of the Merger Agreement shall have been satisfied or validly waived, in each case other than those conditions that, by their nature, are to be satisfied substantially contemporaneously with the Distribution and/or the Merger; provided that such conditions are capable of being satisfied at such time;

(iv) Buyer shall have irrevocably confirmed to Pubco and the Company that each condition in Section 8.3 of the Merger Agreement with respect to Buyer’s and Merger Sub’s obligations to effect the Merger (A) has been satisfied, (B) will be satisfied at the time of the Distribution and/or Merger or (C) subject to applicable Laws, is or has been waived by Buyer; and

(v) Amendment No. 16 to Third Amended and Restated Credit Agreement, dated as of November 5, 2025, among Pubco, Bank of America, N.A., as agent, and the lenders party thereto shall remain in effect in accordance with its terms.

(b) The foregoing conditions are for the sole benefit of Pubco and the Company and shall not give rise to or create any duty on the part of Pubco, the Pubco Board, the Company or the Company Board to waive or not to waive any such condition or in any way limit Pubco’s or the Company’s right to terminate this Agreement as set forth in this Agreement or the Merger Agreement or alter the consequences of any such termination from those specified in Article VIII of this Agreement or Article IX of the Merger Agreement.

3.3 The Distribution.

(a) Subject to the conditions and other terms contained in this Article III, the Company will cause the Exchange Agent on the Distribution Date to make the Distribution, including by crediting the appropriate number of shares of Spinco Common Stock to book entry accounts for each holder of Company Common Stock or designated transferee or transferees of such holder of Company Common Stock. For Company stockholders who own Company Common Stock through a broker or other nominee, their shares of Spinco Common Stock will be credited to their respective accounts by such broker or nominee. No action by any holder of Company Common Stock on the Record Date shall be necessary for such stockholder (or such stockholder’s designated transferee or transferees) to receive the applicable number of shares of Spinco Common Stock such stockholder is entitled to in the Distribution.

(b) In connection with the Distribution, the Company Board, in accordance with applicable Law, shall establish (or designate Persons to establish) the Record Date and the Distribution Date, and the Company shall establish appropriate procedures in connection with, and to effectuate in accordance with applicable Law, the Distribution. Except as otherwise provided in this Agreement, all shares of Spinco Common Stock held by the Company on the Distribution Date shall be distributed to the Record Holders in the manner determined by the Company and in accordance with Section 3.3(f). In accordance with Section 3.3(f), each Record Holder shall be entitled to receive for each share of the Company Common Stock held by such Record Holder a number of shares of Spinco Common Stock equal to the total number of shares of Company Common Stock held by such Record Holder on the Record Date multiplied by the Distribution Ratio (subject to reduction for any required Tax withholding).

(c) Record Holders who, after aggregating the number of shares of Company Common Stock (or fractions thereof) to which such stockholder would be entitled on the Record Date, would be entitled to receive a fraction of a share of Spinco Common Stock in the Distribution, will receive cash in lieu of fractional shares, without any interest thereon. Fractional shares of Spinco Common Stock will not be distributed in the Distribution nor credited to book-entry accounts. The Exchange Agent shall, as soon as practicable after the Distribution Date, (a) determine the number of whole shares and fractional shares of Spinco Common Stock allocable to each other Record Holder as of close of business on the Record Date, (b) aggregate all such fractional shares into whole shares and sell the whole shares obtained thereby in open market transactions at then prevailing trading prices on behalf of Record Holders who would otherwise be entitled to fractional share interests, and (c) distribute to each such Record Holder, or for the benefit of each such beneficial owner, such Record Holder’s or owner’s ratable share of the net proceeds of such sale, based upon the average gross selling price per share of Spinco Common Stock after making appropriate deductions for any amount required to be withheld for United States federal income tax purposes. Spinco shall bear the cost of brokerage fees and Transfer Taxes incurred in connection with these sales of fractional shares, which such sales shall occur as soon after the Distribution Date as practicable and as determined by the Exchange Agent. None of the Company, Spinco or the applicable Exchange Agent will guarantee any minimum sale price for the fractional shares of Spinco Common Stock. Neither the Company nor Spinco will pay any interest on the proceeds from the sale of fractional shares. The Exchange Agent will have the sole and absolute discretion to select the broker-dealers through which to sell the aggregated fractional shares and to determine when, how and at what price to sell such shares. Neither the Exchange Agent nor the selected broker-dealers will be Affiliates of the Company or Spinco.

(d) None of the Parties, nor any of their Affiliates, shall be liable to any Person in respect of any shares of Spinco Common Stock (or dividends or distributions with respect thereto) that are properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e) The Company, Spinco, the Exchange Agent, and any other applicable withholding agent, as applicable, shall be entitled to, and shall, deduct and withhold from the amounts payable or otherwise distributable pursuant to the Distribution such amounts as are required to be deducted and withheld with respect to the making of such payments or distributions under the Code or any provision of state, local, foreign or other tax Law. The Company and the Exchange Agent (and any other applicable withholding agent) shall be entitled to, and shall, withhold a sufficient (as reasonably determined by Spinco and Buyer) number of shares of Spinco Common Stock and either (i) sell or cause to be sold such shares of Spinco Common Stock to generate cash necessary to pay over the withholding tax, or (ii) pay the withholding tax using its own funds and retain such shares of Spinco Common Stock (provided that in no event shall the Company or any member of the Company Group elect the alternative set forth in this clause (ii) without the prior written consent of Buyer). To the extent any amounts or shares of Spinco Common Stock are deducted or withheld, such amounts and shares will be treated for all purposes of this Agreement or any other agreement as having been paid to, or distributed and received by, the Person to whom such amounts or shares would otherwise have been paid or distributed.

(f) Upon the consummation of the Distribution, the Company shall deliver to the Exchange Agent a global certificate or book-entry authorization representing the Spinco Common Stock being distributed in the Distribution, as the case may be, for the account of the Company stockholders that are entitled thereto. The Distribution shall be deemed to be effective upon written authorization from the Company to the Exchange Agent to proceed.

3.4 Listing Application. Prior to the Distribution Date, the Company and Spinco shall prepare and file with NYSE a listing application and related documents and shall take all such other actions with respect thereto as shall be necessary or desirable in order to cause NYSE to list on or prior to the Distribution Date, subject to the official notice of issuance, the Spinco Common Stock. Spinco shall list its shares for trading under such ticker symbol as shall be determined by Pubco.

3.5 Authorization of Spinco Common Stock to Accomplish the Distribution. Prior to the Distribution, the Company and Spinco shall take all necessary action required to file a Certificate of Amendment to the Certificate of Incorporation of Spinco with the Secretary of State of the State of Delaware, to increase the number of authorized shares of Spinco Common Stock such that the number of shares of Spinco Common Stock then outstanding shall be equal to the number of shares of Spinco Common Stock necessary to effect the Distribution and the other transactions contemplated by this Agreement.

ARTICLE IV

MUTUAL RELEASES; INDEMNIFICATION

4.1 Release of Pre-Distribution Claims.

(a) Spinco Release of the Company. Except as provided in Sections 4.1(c) and 4.1(d), effective as of the Distribution Time, Spinco does hereby, for itself and each other member of the Spinco Group and their respective successors and assigns, and to the extent permitted by Law, all Persons who at any time on or prior to the Distribution Time have been stockholders, directors, officers, managers, members, employees or agents of any member of the Spinco Group (in each case, in their respective capacities as such and only to the extent that such Persons assert claims through or on behalf of any member of the Spinco Group or their respective successors and assigns), remise, release and forever discharge (i) Buyer, the Company and the members of the Company Group, and their respective successors and assigns, and (ii) all Persons who at any time prior to the Distribution Time have been stockholders, directors, officers, agents or employees of any member of the Company Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, in each case from: (A) all Spinco Liabilities, (B) all Liabilities arising from or in connection with the transactions and all other activities to implement the Reorganization and the Distribution, the Merger and any of the other transactions, in each case, as contemplated by this Agreement, the Merger Agreement, any other Transaction Document or pursuant to the Internal Reorganization Plan, and (C) all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Distribution Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Distribution Time), in each case to the extent relating to, arising out of or resulting from the Spinco Business (including the Spinco Liabilities).

(b) Company and Buyer Release of Spinco. Except as provided in Sections 4.1(c) and 4.1(d), effective as of the Distribution Time, each of the Company and Buyer, does hereby, for itself and each other member of their respective Group, and their respective successors and assigns, and to the extent permitted by Law, all Persons who at any time on or prior to the Distribution Time have been stockholders, directors, officers, managers, members, employees or agents of any member of the Company Group (in each case, in their respective capacities as such and only to the extent that such Persons assert claims through or on behalf of any member of the Company Group or Buyer or their respective successors and assigns), remise, release and forever discharge (A) (i) Spinco and the members of the Spinco Group and their respective successors and assigns, and (ii) all Persons who at any time prior to the Distribution Time have been stockholders, directors, officers, agents or employees of any member of the Spinco Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from all Company Liabilities, (B) all Liabilities arising from or in connection with the transactions and all other activities to implement the Reorganization and the Distribution, the Merger and any of the other transactions, in each case, as contemplated by this Agreement, the Merger Agreement or any other Transaction Document, and (C) all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Distribution Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Distribution Time), in each case to the extent relating to, arising out of or resulting from the Company Business (including the Company Liabilities) (for the avoidance of doubt in the case of clauses (B) and (C) above, without any prejudice to any rights of the Company, Buyer or any of their respective Affiliates for indemnification in respect of Spinco Indemnified Taxes pursuant to this Agreement or the inclusion of the Tax Liability Amount in Indebtedness).

(c) Obligations Not Affected. Nothing contained in Section 4.1(a) or 4.1(b) shall impair or otherwise affect any right of any Person to enforce this Agreement, the Merger Agreement, any other Transaction Document or any agreements, arrangements, commitments or understandings that are specified in Section 2.3(b) as not to terminate as of the Distribution Time, in each case in accordance with its terms. Nothing contained in Section 4.1(a) or 4.1(b) shall release any Person from:

(i) any Liability provided in or resulting from any agreement among any members of the Company Group or any members of the Spinco Group that is specified in Section 2.3(b) as not to terminate as of the Distribution Time, or any other Liability specified in Section 2.3(b) as not to terminate as of the Distribution Time;

(ii) any Liability assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement, the Merger Agreement or any other Transaction Document; or

(iii) any Liability that the Parties may have with respect to (x) any payments required to be made pursuant to Section 2.6 or (y) any indemnification or contribution or other obligation pursuant to this Agreement, the Merger Agreement, any other Transaction Document or otherwise for claims brought against the Parties by Third Parties, which Liability shall be governed by the provisions of this Article IV and Article V, if applicable, and the appropriate provisions of this Agreement, the Merger Agreement and the Transaction Documents.

In addition, nothing contained in Section 4.1(a) or 4.1(b) shall release: (A) any member of the Company Group from honoring its existing obligations to indemnify any director, officer or employee of the Spinco Group who was a director, officer or employee of the Company or any member of the Company Group on or prior to the Distribution Time, to the extent such director, officer or employee is or becomes a named defendant in any Action with respect to which such director, officer or employee was entitled to such indemnification from a member of the Company Group pursuant to such existing obligations (it being understood that, if the underlying obligation giving rise to such Action is a Spinco Liability, Spinco shall indemnify Company for such Liability (including the Company’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article IV), or (B) any member of the Spinco Group from indemnifying any director, officer or employee of the Company Group who was a director, officer or employee of Spinco or any member of the Spinco Group at or prior to the Distribution Time, to the extent such director, officer or employee is or becomes a named defendant in any Action with respect to which such director, officer or employee was entitled to such indemnification from a member of the Spinco Group pursuant to then-existing obligations (it being understood that, if the underlying obligation giving rise to such Action is a Company Liability, the Company shall indemnify Spinco for such Liability (including Spinco’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article IV).

(d) No Claims. Spinco shall not make, and shall not permit any other member of the Spinco Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against the Company or any other member of the Company Group, or any other Person released pursuant to Section 4.1(a), with respect to any Liabilities released pursuant to Section 4.1(a). The Company shall not make, and shall not permit any other member of the Company Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Spinco or any other member of the Spinco Group, or any other Person released pursuant to Section 4.1(b), with respect to any Liabilities released pursuant to Section 4.1(b). Buyer shall not make, and shall not permit any other member of the Company Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Spinco or any other member of the Spinco Group, or any other Person released pursuant to Section 4.1(b), with respect to any Liabilities released pursuant to Section 4.1(b).

(e) Execution of Further Releases. At any time on or after the Distribution Time, at the request of either Party, the other Party shall cause each member of its respective Group to execute and deliver releases reflecting the provisions of this Section 4.1.

4.2 Indemnification by the Company. Except as otherwise specifically set forth in this Agreement or in any other Transaction Document, from and after the Distribution Time, to the fullest extent permitted by Law, the Company shall, and shall cause the other members of the Company Group to, indemnify, defend and hold harmless Spinco, each member of the Spinco Group and each of their respective past, present and future directors, officers, employees and agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Spinco Indemnitees”), from and against any and all Losses of the Spinco Indemnitees relating to, arising out of or resulting from, directly or indirectly, any of the following items:

(a) any Company Liability;

(b) any Company Indemnified Taxes;

(c) any failure of the Company, any other member of the Company Group or any other Person to pay, perform or otherwise promptly discharge any Company Liabilities in accordance with their terms, whether prior to, on or after the Distribution Time;

(d) any breach by the Company or any other member of the Company Group of this Agreement after the Effective Time;

(e) except to the extent it relates to a Spinco Liability, any guarantee, indemnification or contribution obligation, surety bond or other credit support agreement, arrangement, commitment or understanding for the benefit of any member of the Company Group by any member of the Spinco Group that survives following the Distribution; and

(f) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, (i) with respect to any registration statement filed with the SEC (including any amendments or supplements thereto), required to be stated therein or necessary to make the statements therein not misleading, or (ii) with respect to any other Disclosure Document (including any amendments or supplements thereto), necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case only to the extent related to information supplied by Buyer or any of its Affiliates in writing expressly for the inclusion in such Disclosure Document.

Notwithstanding anything to the contrary herein, in no event will any Spinco Indemnitee have the right to seek indemnification from any member of the Company Group with respect to any claim or demand against any member of the Spinco Group for the satisfaction of the Spinco Liabilities.

4.3 Buyer Guaranty. Subject to the occurrence of, and effective upon, the Distribution Time:

(a) Buyer, in order to induce Spinco to execute and deliver this Agreement, hereby absolutely, unconditionally and irrevocably guarantees (the “Buyer Guaranty”) the Company’s indemnification obligations pursuant to Section 4.2. If the Company or any member of the Company Group (each, together with its successors, in its capacity as an obligor with respect to such obligations, a “Primary Obligor”) fails or refuses to pay or perform any such obligations, Buyer shall pay or perform such obligations promptly following such failure or refusal; provided that, before seeking payment or performance of any such obligations by Buyer, (x) Spinco shall have first demanded payment or performance (as the case may be) from the applicable Primary Obligor(s) in writing for such obligation(s) and (y) either (I) such written demand shall have been rejected in writing by such Primary Obligor(s) or (II) such obligation(s) shall have continued to not have been paid or performed (as the case may be) for a period of five (5) Business Days following such written demand, and shall not have been waived or extended by Spinco or the applicable Spinco Indemnitee.

(b) The Buyer Guaranty is a guarantee of payment and performance and not of collection and Buyer acknowledges and agrees that, subject to Section 4.3(a), no release or extinguishment of the Liabilities of a Primary Obligor (other than in accordance with the terms of this Agreement), whether by decree in any bankruptcy proceeding or otherwise, shall affect the continuing validity and enforceability of the Buyer Guaranty.

(c) The Buyer Guaranty shall continue to be effective, or be automatically reinstated, as the case may be, if at any time the payment or performance, or any part thereof, of any of the obligations of a Primary Obligor subject to the Buyer Guaranty is rescinded or must otherwise be restored, returned or rejected for any reason, including upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of a Primary Obligor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, a Primary Obligor or any substantial part of its property, all as though such payments had not been made. The obligations of Buyer hereunder will not be affected, released, terminated, discharged or impaired, in whole or in part, by: (i) any modification of, or amendment or supplement to, this Agreement except any amendment executed by all of the parties hereto that expressly provides otherwise, (ii) any furnishing or acceptance of security or exchange or release of any security, (iii) the consolidation or merger of the Company or any member of the Company Group with or into any other entity or the sale, lease or disposition by the Company or any member of the Company Group of all or substantially all of its assets to any other entity or (iv) any change in the structure of Pubco, Spinco or any member of the Spinco Group.

(d) Without limiting the foregoing, following the Closing, Buyer agrees to (i) cause, and to take all actions to enable, the Company and the members of the Company Group to adhere to each provision of this Agreement which requires an act or omission on the part of the Company or any member of the Company Group and (ii) cause, and take all actions to enable, the Company and the Company Group to comply with their obligations under this Agreement.

4.4 Indemnification by Spinco. Except as otherwise specifically set forth in this Agreement or in any other Transaction Document, from and after the Distribution Time, to the fullest extent permitted by Law, Spinco shall, and shall cause the other members of the Spinco Group to, indemnify, defend and hold harmless the Company, each member of the Company Group and each of their respective past, present and future directors, officers, employees or agents, in each case in their respective capacities as such, and each of the heirs, executors, administrators, successors and assigns of any of the foregoing (collectively, the “Company Indemnitees”), from and against any and all Losses of the Company Indemnitees relating to, arising out of or resulting from, directly or indirectly, any of the following items:

(a) any Spinco Liability;

(b) any Spinco Indemnified Taxes;

(c) any failure of Spinco, any other member of the Spinco Group or any other Person to pay, perform or otherwise promptly discharge any Spinco Liabilities in accordance with their terms, whether prior to, on or after the Distribution Time;

(d) any breach by Spinco or any other member of the Spinco Group of this Agreement following the Distribution Time;

(e) except to the extent it relates to a Company Liability, any guarantee, indemnification or contribution obligation, surety bond or other credit support agreement, arrangement, commitment or understanding for the benefit of any member of the Spinco Group by any member of the Company Group that survives following the Distribution; and

(f) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, (i) with respect to any registration statement filed with the SEC (including any amendments or supplements thereto), required to be stated therein or necessary to make the statements therein not misleading, or (ii) with respect to any other Disclosure Document (including any amendments or supplements thereto), necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading (but excluding any such Liabilities to the extent related to information supplied by Buyer in writing expressly for the inclusion in such Disclosure Document).

Notwithstanding anything to the contrary herein, in no event will any Company Indemnitee have the right to seek indemnification from any member of the Spinco Group with respect to any claim or demand against any member of the Company Group for the satisfaction of the Company Liabilities.

4.5 Indemnification Obligations Net of Insurance Proceeds and Other Amounts.

(a) The Parties intend that any Liability subject to indemnification, contribution or reimbursement pursuant to this Article IV or Article V will be net of Insurance Proceeds or other amounts actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof and any Taxes incurred in connection therewith) from any Person by or on behalf of the Indemnitee in respect of any indemnifiable Liability. Accordingly, the amount which either the Company, Spinco or Buyer, as applicable (an “Indemnifying Party”), is required to pay to any Person entitled to indemnification or contribution hereunder (an “Indemnitee”) will be reduced by any Insurance Proceeds or other amounts actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof and any Taxes incurred in connection therewith) from any Person by or on behalf of the Indemnitee in respect of the related Liability. If an Indemnitee receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Insurance Proceeds or any other amounts in respect of such Liability, then within ten (10) calendar days of receipt of such Insurance Proceeds, the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or such other amounts (net of any out-of-pocket costs or expenses incurred in the collection thereof and any Taxes incurred in connection therewith) had been received, realized or recovered before the Indemnity Payment was made.

(b) The Parties agree that an insurer that would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of any provision contained in this Agreement or any other Transaction Document, have any subrogation rights with respect thereto, it being understood that no insurer or any other Third Party shall be entitled to a “windfall” (i.e., a benefit they would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification and contribution provisions hereof. Each of the Company and Spinco shall, and shall cause the members of their respective Group to, use commercially reasonable efforts (taking into account the probability of success on the merits and the cost of expending such efforts, including attorneys’ fees and expenses) to collect or recover any Insurance Proceeds that may be collectible or recoverable respecting the Liabilities for which indemnification or contribution may be available under this Article IV. Notwithstanding the foregoing, an Indemnifying Party may not delay making any indemnification payment required under the terms of this Agreement, or otherwise satisfying any indemnification obligation, pending the outcome of any Action to collect or recover Insurance Proceeds, and an Indemnitee need not attempt to collect any Insurance Proceeds prior to making a claim for indemnification or contribution or receiving any Indemnity Payment otherwise owed to it under this Agreement or any other Transaction Document.

(c) In no event shall any Party be entitled to double recovery for the same Loss from the indemnification provisions of this Agreement and any Transaction Document (including by being taken into account in the determination of the Final Net Working Capital or Final Company Debt). Notwithstanding anything herein to the contrary, Spinco shall not be required to indemnify any Company Indemnitees for any Liability pursuant to Section 4.3 if and to the extent such Liability was reflected in the calculation of the Final Net Working Capital or Final Company Debt.

4.6 Procedures for Indemnification of Third-Party Claims.

(a) Notice of Claims. If, at or following the Distribution Time, an Indemnitee shall receive notice or otherwise learn of the assertion by a Person (including any Governmental Authority) who is not a member of the Spinco Group or the Company Group of any claim or of the commencement by any such Person of any Action (collectively, a “Third-Party Claim”) with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to Section 4.2 or Section 4.4, or any other Section of this Agreement or any other Transaction Document, such Indemnitee shall give such Indemnifying Party written notice thereof as soon as practicable, but in any event within thirty (30) days (or sooner if the nature of the Third-Party Claim so requires) after becoming aware of such Third-Party Claim. Any such notice shall describe the Third-Party Claim in reasonable detail, including the facts and circumstances giving rise to such claim for indemnification, and include copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim. Notwithstanding the foregoing, the failure of an Indemnitee to provide notice in accordance with this Section 4.6(a) shall not relieve an Indemnifying Party of its indemnification obligations under this Agreement, except to the extent to which the Indemnifying Party is actually prejudiced by the Indemnitee’s failure to provide notice in accordance with this Section 4.6(a).

(b) Control of Defense. An Indemnifying Party may elect to defend (and seek to settle or compromise), at such Indemnifying Party’s own expense and with its own counsel, any Third-Party Claim; provided that, prior to the Indemnifying Party assuming and controlling the defense of such Third-Party Claim, it shall first confirm to the Indemnitee in writing that, assuming the facts presented to the Indemnifying Party by the Indemnitee are true, the Indemnifying Party shall indemnify the Indemnitee for any such damages to the extent resulting from, or arising out of, such Third-Party Claim. Notwithstanding the foregoing, if the Indemnifying Party assumes such defense and, in the course of defending such Third-Party Claim, (i) the Indemnifying Party discovers that the facts presented at the time the Indemnifying Party acknowledged its indemnification obligation in respect of such Third-Party Claim were not true in any material respect and (ii) such untruth provides a reasonable basis for asserting that the Indemnifying Party does not have an indemnification obligation in respect of such Third-Party Claim, then (A) the Indemnifying Party shall not be bound by such acknowledgment, (B) the Indemnifying Party shall promptly thereafter provide the Indemnitee written notice of its assertion that it does not have an indemnification obligation in respect of such Third-Party Claim and (C) the Indemnitee shall have the right to assume the defense of such Third-Party Claim. Within thirty (30) days after the receipt of a notice from an Indemnitee in accordance with Section 4.6(a) (or sooner, if the nature of the Third-Party Claim so requires), the Indemnifying Party shall provide written notice to the Indemnitee indicating whether the Indemnifying Party shall assume responsibility for defending the Third-Party Claim. If an Indemnifying Party elects not to assume responsibility for defending any Third-Party Claim or fails to notify an Indemnitee of its election within thirty (30) days after receipt of the notice from an Indemnitee as provided in Section 4.6(a), then the Indemnitee that is the subject of such Third-Party Claim shall be entitled to continue to conduct and control the defense of such Third-Party Claim.

(c) Allocation of Defense Costs. If an Indemnifying Party has elected to assume the defense of a Third-Party Claim, then such Indemnifying Party shall be solely liable for all fees and expenses incurred by it in connection with the defense of such Third-Party Claim and shall not be entitled to seek any indemnification or reimbursement from the Indemnitee for any such fees or expenses incurred by the Indemnifying Party during the course of the defense of such Third-Party Claim by such Indemnifying Party, regardless of any subsequent decision by the Indemnifying Party to reject or otherwise abandon its assumption of such defense. If an Indemnifying Party elects not to assume responsibility for defending any Third-Party Claim or fails to notify an Indemnitee of its election within thirty (30) days after receipt of a notice from an Indemnitee as provided in Section 4.6(a), and the Indemnitee conducts and controls the defense of such Third-Party Claim and the Indemnifying Party has an indemnification obligation with respect to such Third-Party Claim, then the Indemnifying Party shall be liable for all reasonable and documented fees and expenses incurred by the Indemnitee in connection with the defense of such Third-Party Claim.

(d) Right to Monitor and Participate. An Indemnitee that does not conduct and control the defense of any Third-Party Claim, or an Indemnifying Party that does not elect to defend any Third-Party Claim as contemplated hereby, nevertheless shall have the right to employ separate counsel (including local counsel as necessary) of its own choosing to monitor and participate in (but not control) the defense of any Third-Party Claim for which it is a potential Indemnitee or Indemnifying Party, but the fees and expenses of such counsel shall be at the expense of such Indemnitee or Indemnifying Party, as the case may be, and the provisions of Section 4.6(c) shall not apply to such fees and expenses.

(e) No Settlement. Neither Party may settle or compromise any Third-Party Claim for which either Party is seeking to be indemnified hereunder without the prior written consent of the other Party, which consent may not be unreasonably withheld, unless such settlement or compromise is solely for monetary damages that are fully payable by the settling or compromising Party, does not involve any admission, finding or determination of wrongdoing or violation of Law by the other Party and provides for a full, unconditional and irrevocable release of the other Party from all Liability in connection with the Third-Party Claim.

(f) Tax Matters. The provisions of Section 4.7(d), rather than this Section 4.6, shall govern Tax Claims and the conduct of any Tax Proceeding.

4.7 Tax Matters.

(a) Liability for Taxes. From and after the Closing, the Company shall be liable for any Company Indemnified Taxes and Spinco shall be liable for any Spinco Indemnified Taxes. Other than as provided in Section 4.2(b), Section 4.4(b) and this Section 4.7, each Party is responsible for its own Taxes as imposed under applicable Law, and no indemnification shall be provided under this Agreement by either Party with respect to Taxes. Upon written demand from the other Party, Spinco or the Company, as applicable, shall timely pay (or cause to be timely paid) to the other Party the amount of any Spinco Indemnified Taxes or Company Indemnified Taxes, respectively, no later than three (3) Business Days prior to the date that such Taxes are due to the applicable Tax authority; provided that no such payment shall be required to be made any earlier than three (3) Business Days after Spinco or the Company, as applicable, receives such written demand.

(b) Transfer Taxes. Spinco shall be liable for any Transfer Taxes incurred in connection with the Holding Company Merger, the Reorganization and the Distribution, and all Transfer Taxes imposed on the Merger shall be borne fifty percent (50%) by Spinco and fifty percent (50%) by Buyer. The Parties agree to cooperate to minimize or eliminate any Transfer Taxes to the maximum extent permitted by applicable Law. The Party legally required to do so (or Buyer, if no responsible party is specified under applicable Law) shall file all necessary Tax Returns and other documentation with respect to any Transfer Taxes and pay any such Transfer Taxes to the applicable Governmental Authority, and the other Parties shall cooperate in connection with the filing of such Tax Returns. If one Party incurs Transfer Taxes that are the responsibility of the other Party pursuant to this Section 4.7(b), the Party responsible for such Transfer Taxes shall pay to the other Party the amount of such Transfer Taxes at least three (3) Business Days before such Transfer Taxes become due and payable.

(c) Tax Returns.

(i) The Parties acknowledge and agree that they will file all Tax Returns consistent with the Intended Tax Treatment and will not make any statement or take any position on any Tax Return, in any audit or other Tax Proceeding by any Governmental Authority, or otherwise, except to the extent otherwise required (A) due to any modification to or amendment of the Internal Reorganization Plan in accordance with Section 2.1(c) or otherwise, or any deviation from the Internal Reorganization Plan in the implementation of the Holding Company Merger, the Reorganization or the Distribution, or (B) pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of state, local or non-U.S. Law).

(ii) The Company will prepare any Company Consolidated Group Returns that are first due after the Closing Date (taking into account any extensions of time to file) (each, a “Company-Prepared Return”), and Spinco will, and will cause the relevant members of the Spinco Group to, consent to join in the filing of such Company-Prepared Returns.

(iii) If any Company-Prepared Return is reasonably expected to result in (a) Spinco becoming responsible for payment of a Spinco Indemnified Tax or (b) an increase to the Tax Liability Amount if the Company Debt has not been finally determined pursuant to Section 2.6, the Company shall submit a draft of such Company-Prepared Return to Spinco at least twenty (20) days prior to the due date for filing such Tax Return (taking into account any extensions of time to file), and the Company shall incorporate any comments provided by Spinco with respect to such Spinco Indemnified Taxes (or Tax Liability Amount if the Company Debt has not been finally determined pursuant to Section 2.6) with which the Company agrees; provided that, notwithstanding the foregoing, the Company shall not be required to deliver a draft of any Company-Prepared Return to Spinco unless and until Spinco has provided the Company with all records or other information relating to the Spinco Group as is reasonably necessary for the completion of such Company-Prepared Return; provided, further, that if the Company and Spinco are unable to resolve any disagreement over any such comments, the Company shall be entitled to file the Company-Prepared Return reflecting only the agreed comments from Spinco, and thereafter any comments on which the Company and Spinco disagree shall be referred to, and finally and conclusively resolved by, the Independent Accounting Firm in accordance with the dispute resolution procedure set forth in Section 2.6, mutatis mutandis (provided that it is agreed and understood that any decision of the Independent Accounting Firm shall be consistent with the terms of this Agreement), and the Company shall amend the previously filed Company-Prepared Return if necessary to reflect the determination of the Independent Accounting Firm.

(d) Tax Claims.

(i) From and after the Closing, the Company and Spinco shall each promptly notify the other after receipt by such Party or any of its Affiliates of any Tax Claim that could reasonably be expected to result in the other Party becoming responsible for a payment of a Spinco Indemnified Tax or Company Indemnified Tax, as applicable. Such notice shall specify in reasonable detail the basis for such Tax Claim and shall include a copy of the relevant portion of any correspondence received from any Governmental Authority.

(ii) The Company shall control any Tax Proceeding of or against any member of the Company Group or any Company Consolidated Group; provided, however, that if such Tax Proceeding involves any Tax Claim described in Section 4.7(d)(i), the Company shall (i) keep Spinco reasonably informed of material developments with respect to such Tax Claim to the extent such developments reasonably relate to a Spinco Indemnified Tax; (ii) reasonably consult with Spinco before taking any significant or material action in connection with such Tax Claim to the extent such action reasonably relates to a Spinco Indemnified Tax; and (iii) not settle, compromise or abandon such Tax Claim without Spinco’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) to the extent such settlement, compromise or abandonment would result in Spinco becoming responsible for a payment of a Spinco Indemnified Tax.

(e) Cooperation on Taxes.

(i) From and after the Closing, the Company and Spinco shall reasonably cooperate and shall cause their respective Affiliates and Representatives to reasonably cooperate in connection with the preparation and filing of all Tax Returns relating to any tax period (or portion thereof) ending before the Closing Date, including (A) making available to each other their respective employees on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder and (B) maintaining (until the applicable statute of limitations) and making available to each other all records or other information reasonably necessary in connection with Taxes of the Spinco Group, the Company Group or any Company Consolidated Group and in resolving all disputes and audits relating to Taxes allocable to a tax period (or portion thereof) ending before the Closing Date.

(ii) Any and all Tax sharing, Tax allocation, Tax indemnity or similar agreements or arrangements (including any advance pricing agreement, closing agreement or other similar written agreement relating to Taxes with any Governmental Authority, but excluding (i) customary commercial Contracts the primary purpose of which is unrelated to Taxes and (ii) this Agreement and any other Transaction Document) between any member of the Company Group, on the one hand, and any member of the Spinco Group, on the other hand, shall be terminated as of the Distribution Date, and after the Distribution Date none of Spinco, the Company or any of their respective Affiliates shall be bound thereby, have any Liability thereunder, or be obligated to make any payment thereunder.

(f) Certain Elections. No election under Section 336(e) of the Code (or any similar provision of applicable state or local income Tax Law) shall be made with respect to the Distribution.

(g) Employer Identification Number. The Parties acknowledge and agree that as a result of the Holding Company Merger, H-ES&R Holdings shall succeed to the employer identification number issued by the Internal Revenue Service to Pubco, and a new employer identification number shall be obtained from the Internal Revenue Service for the Company.

(h) Straddle Period. For purposes of this Agreement, in the case of any Straddle Period: (i) the amount of any Taxes not described in the immediately following clause (ii) (including Taxes based upon or measured by income, receipts, payments or payroll) of a member of the Company Group for the portion of any Straddle Period ending on the Closing Date shall be determined based on an interim closing of the books as of the close of business on the Closing Date; and (ii) the amount of any property Taxes or other Taxes imposed on a periodic basis of a member of the Company Group for the portion of the Straddle Period ending on the Closing Date shall be deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period. The taxable period of any Subsidiary that is a partnership, any other “flow-through entity” or a “controlled foreign corporation” shall be deemed to end on the Closing Date.

4.8 Additional Matters.

(a) Timing of Payments. Indemnification or contribution payments in respect of any Liabilities for which an Indemnitee is entitled to indemnification or contribution under this Article IV shall be paid reasonably promptly (but in any event within thirty (30) days of the final determination of the amount that the Indemnitee is entitled to indemnification or contribution under this Article IV) by the Indemnifying Party to the Indemnitee as such Liabilities are incurred upon demand by the Indemnitee, including reasonably satisfactory documentation setting forth the basis for the amount of such indemnification or contribution payment, including documentation with respect to calculations made and consideration of any Insurance Proceeds that actually reduce the amount of such Liabilities. The indemnity and contribution provisions contained in this Article IV shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee and (ii) the knowledge by the Indemnitee of Liabilities for which it might be entitled to indemnification hereunder. In the event of any conflict between this Section 4.8(a), on the one hand, and Section 4.7(a), on the other hand, Section 4.7(a) shall control.

(b) Notice of Direct Claims. Any claim for indemnification or contribution under this Agreement that does not result from a Third-Party Claim shall be asserted by written notice given by the Indemnitee to the applicable Indemnifying Party; provided that the failure by an Indemnitee to so assert any such claim shall not prejudice the ability of the Indemnitee to do so at a later time, except to the extent (if any) that the Indemnifying Party is actually prejudiced thereby. Such Indemnifying Party shall have a period of thirty (30) days after the receipt of such notice within which to respond thereto. If the Indemnifying Party objects to the applicable claim, in whole or in part, or if such Indemnifying Party does not respond within such thirty (30)-day period, then such Indemnitee shall be free to pursue such remedies as may be available to such Indemnitee as contemplated by this Agreement, without prejudice to its continuing rights to pursue indemnification hereunder.

(c) Pursuit of Claims Against Third Parties. If (i) a Party incurs any Liability arising out of this Agreement or any other Transaction Document, (ii) an adequate legal or equitable remedy is not available for any reason against the other Party to satisfy the Liability incurred by the incurring Party, and (iii) a legal or equitable remedy may be available to the other Party against a Third Party for such Liability, then the other Party shall use its commercially reasonable efforts to cooperate with the incurring Party, at the incurring Party’s expense, to permit the incurring Party to obtain the benefits of such legal or equitable remedy against the Third Party.

(d) Subrogation. In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(e) Substitution. In the event of an Action in which the Indemnifying Party is not a named defendant, if either the Indemnitee or Indemnifying Party shall so request, the Parties shall endeavor to substitute the Indemnifying Party for the named defendant. If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action as set forth in Section 4.6 and this Section 4.8(e), and the Indemnifying Party shall fully indemnify the named defendant against all reasonable costs of defending the Action (including court costs, sanctions imposed by a court, attorneys’ fees, experts fees and all other external expenses), the costs of any judgment or settlement and the cost of any interest or penalties relating to any judgment or settlement.

(f) Mitigation. The common law principles of the State of Delaware with respect to the mitigation of damages shall apply to this Agreement and each Transaction Document.

4.9 Right of Contribution.

(a) Contribution. If any right of indemnification contained in Section 4.2 or Section 4.4 is held unenforceable or is unavailable for any reason, or is insufficient to hold harmless an Indemnitee in respect of any Liability for which such Indemnitee is entitled to indemnification hereunder, then the Indemnifying Party shall contribute to the amounts paid or payable by the Indemnitees as a result of such Liability (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the members of its applicable Group, on the one hand, and the Indemnitees entitled to contribution, on the other hand, as well as any other relevant equitable considerations.

(b) Allocation of Relative Fault. Solely for purposes of determining relative fault pursuant to this Section 4.9: (i) any fault associated with the Spinco Liabilities shall be deemed to be the fault of Spinco and the other members of the Spinco Group, and no such fault shall be deemed to be the fault of any Company Indemnitee; and (ii) any fault associated with the Company Liabilities shall be deemed to be the fault of the Company and the other members of the Company Group, and no such fault shall be deemed to be the fault of any Spinco Indemnitee.

4.10 Covenant Not to Sue. Each Party hereby covenants and agrees that none of it, the members of such Party’s Group or any Person claiming through it shall bring suit or otherwise assert any claim against any Indemnitee, or assert a defense against any claim asserted by any Indemnitee, before any court, arbitrator, mediator or administrative agency anywhere in the world, alleging that: (a) the assumption of any Spinco Liabilities by Spinco or a member of the Spinco Group on the terms and conditions set forth in this Agreement is void or unenforceable for any reason; (b) the assumption of any Company Liabilities by the Company or a member of the Company Group on the terms and conditions set forth in this Agreement is void or unenforceable for any reason; or (c) the provisions of this Article IV are void or unenforceable for any reason.

4.11 Survival of Indemnities. The rights and obligations of each of the Company and Spinco and their respective Indemnitees under this Article IV shall survive (a) the sale or other transfer by either Party or any member of their applicable Group of any assets or businesses or the assignment by it of any Liabilities or (b) any merger, consolidation, business combination, sale of all or substantially all of its assets, restructuring, recapitalization, reorganization or similar transaction involving either Party or any of the members of their applicable Group.

4.12 Exclusive Remedy. The indemnification provisions of this Article IV shall be the sole and exclusive remedy of an Indemnitee for any monetary or compensatory damages or losses for any breach of any representation, warranty, covenant or other claim arising out of or relating to this Agreement or the transactions contemplated hereby. In furtherance of the foregoing, each of the Parties hereby waives, for itself and its respective Group members, successors and assigns, to the fullest extent permitted under applicable Law, any and all rights, claims or remedies such Person or any of its applicable Group members may have against the other Party and its applicable Group members, successors and assigns for any monetary or compensatory damages or losses for any breach of any representation, warranty, covenant or other claim arising out of or relating to this Agreement, other than the right to seek indemnity pursuant to this Article IV. For the avoidance of doubt, the foregoing does not affect (a) a Party’s right to seek specific performance under this Agreement as provided in Section 9.11, (b) a Party’s right to exercise all of their rights and seek all damages available to them under Law in the event of claims or causes of action arising from actual and intentional fraud or (c) the Merger Agreement or any other Transaction Document that expressly contains indemnification, damages, specific performance or other remedy provisions.

4.13 Management of Actions. This Section 4.13 shall govern the direction of pending and future Actions in which members of the Spinco Group or the Company Group are named as parties, but shall not alter the allocation of Liabilities set forth in Article II unless expressly set forth in this Section 4.13.

(a) Management of Spinco-Controlled Actions. Subject to Section 4.7(d), from and after the Distribution Time, the Spinco Group shall direct the defense or prosecution of any Actions that constitute only Spinco Liabilities (collectively, the “Spinco-Controlled Actions”). If an Action that constitutes solely a Spinco-Controlled Action is commenced after the Distribution Time naming a member of the Company Group as a party thereto, then Spinco shall use its commercially reasonable efforts to cause such member of the Company Group to be removed as a party to such Spinco-Controlled Action. Neither Spinco, on the one hand, or the Company or Buyer, on the other hand, shall add the other to any Action pending as of the Distribution Time without the prior written consent of such other Party.

(b) Management of the Company-Controlled Actions. From and after the Distribution Time, the Company Group shall direct the defense or prosecution of any Actions that constitute only Company Liabilities (collectively, the “Company-Controlled Actions”). If an Action that constitutes solely a Company-Controlled Action is commenced after the Distribution Time naming a member of the Spinco Group as a party thereto, then the Company shall use its commercially reasonable efforts to cause such member of the Spinco Group to be removed as a party to such Company-Controlled Action.

(c) Management of Actions Naming Both Spinco and the Company. From and after the Distribution Time, in the event that one or more member(s) of the Spinco Group and one or more member(s) of the Company Group is named in an Action that is neither a Spinco-Controlled Action nor a Company-Controlled Action (a “Separate Action”), then subject to Section 4.7(d), each of Spinco and the Company shall be entitled to assume their own defense and select counsel of their own choosing to defend their respective interests in such Separate Action. Spinco and the Company shall consult in good faith with each other regarding the management of the defense of each Separate Action.

(d) Management of Mixed Actions. From and after the Distribution Time, any Action that (i) constitutes both a Spinco Liability and a Company Liability and (ii) does not constitute a Spinco-Controlled Action, a Company-Controlled Action or a Separate Action (a “Mixed Action”) shall be managed by the Party with the greater financial exposure with respect thereto (taking into account the provisions of this Article IV), as determined in good faith by the Company and Spinco; provided that any outside counsel employed by a Party managing the Action with respect thereto shall be subject to the approval of the other Party (such approval not to be unreasonably withheld, conditioned or delayed); provided, further, that if the Action involves the pursuit of any criminal or civil regulatory sanctions or penalties or seeks equitable or injunctive relief against any Party or Subsidiary of a Party, that Party shall be entitled to control the defense of the claim against such Party. The Company and Spinco shall reasonably cooperate and consult with each other, and to the extent necessary or advisable, maintain a joint defense in a manner that would preserve for the Company and Spinco and their respective Group members any attorney-client privilege, joint defense or other privilege with respect to the Mixed Actions. The Party managing such Mixed Action shall on a quarterly basis, or if a material development occurs as soon as reasonably practicable thereafter, inform the other Party of the status of, and developments relating to, any Mixed Action and provide copies of any material document, notices or other materials related to such Mixed Action; provided that the failure to provide any such information shall not be a basis for liability of a Party managing such Mixed Action except and solely to the extent the other Party shall have been actually prejudiced thereby. Notwithstanding anything to the contrary herein, the Company and Spinco may jointly retain counsel (in which case the cost of counsel shall be shared equally by the Company and Spinco) or retain separate counsel (in which case each Party will bear the cost of its separate counsel) with respect to any Mixed Action; provided that the Company and Spinco shall share discovery and other joint litigation costs in proportion to their respective expected financial exposure (in the case of Actions that constitute both a Spinco Liability, on the one hand, and a Company Liability, on the other hand) or respective expected financial recovery. Notwithstanding anything to the contrary herein, (A) if a judgment is obtained with respect to a Mixed Action, the Company and Spinco shall endeavor in good faith to allocate the Liabilities in respect of such judgment between them based on the proportion of such Liabilities attributable to the Company Business and the Spinco Business and (B) if a recovery is obtained with respect to a Mixed Action, the Company and Spinco shall endeavor in good faith to allocate the assets in respect of such recovery between them based on their respective injuries. A Party that is not named as a defendant in a Mixed Action may elect to become a party to such Mixed Action, and the Party named in such Mixed Action shall reasonably cooperate to have such first Party named in such Mixed Action.

(e) Delegation of Rights of Recovery. To the maximum extent permitted by applicable Law, the rights to recovery of each Party’s Subsidiaries in respect of any past, present or future Action are hereby delegated to such Party. It is the intent of the Parties that the foregoing delegation shall satisfy any Law requiring such delegation to be effected pursuant to a power of attorney or similar instrument. The Parties and their respective Subsidiaries shall execute such further instruments or documents as may be necessary to effect such delegation.

(f) Tax Matters Coordination. In the event of any conflict between the provisions of this Section 4.13 and Section 4.14, on the one hand, and the provisions of Section 4.7(d), on the other hand, Section 4.7(d) shall control.

4.14 Settlement of Actions. No Party managing an Action pursuant to Section 4.13 shall settle or compromise such Action (other than the Company with respect to the Company-Controlled Actions and Spinco with respect to the Spinco-Controlled Actions) without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed), except that if the Party managing the Action is indemnifying the other Party, such managing Party may nevertheless settle such Action without such consent, unless such settlement or compromise would (a) result in any non-monetary remedy or relief being imposed upon any member of the other Party’s Group or (b) contain or involve an admission or statement providing for or acknowledging any liability or criminal wrongdoing on behalf of the other Party’s Group or any of its Affiliates. No settlement or compromise in respect of any Action shall be made or consented to by any Party not managing an Action pursuant to Section 4.13 without the express written consent of the Party managing such Action.

4.15 Limitation on Certain Damages. Notwithstanding anything to the contrary in this Agreement, and except to the extent such losses are found by a court of competent jurisdiction to be owed to an unaffiliated third party in connection with a Third-Party Claim, no Party nor its respective Group members shall be liable under this Agreement or any other Transaction Document to the other Party for any Losses that are punitive, incidental, consequential, exemplary, remote, speculative or similar damages (including loss of future profits, revenue or income), whether or not advised of the possibility of such damages and whether or not such damages are reasonably foreseeable.

ARTICLE V

CERTAIN OTHER MATTERS

5.1 Insurance Matters.

(a) In no event shall Spinco, any other member of the Spinco Group (including Pubco) or any Spinco Indemnitee, from and after the Distribution Time, have Liability or obligation whatsoever to Buyer or any of its Subsidiaries or any member of the Company Group in the event that (i) any insurance policy or insurance policy-related Contract shall be terminated or otherwise cease to be in effect for any reason, shall be unavailable or inadequate to cover any Liability of any member of the Company Group for any reason whatsoever or shall be cancelled, not renewed or not extended beyond the current expiration date, or (ii) any insurer declines, denies, delays or obstructs any claim payment.

(b) With the sole exception of occurrences arising prior to the Distribution Time for third-party occurrence-based policies, and claims arising prior to the Distribution Time for third-party claims-made policies, and which would be otherwise covered under insurance policies of Spinco or any member of the Spinco Group (including Pubco) in place as of the Distribution Time (collectively, the “Covered Policies”) from and after the Distribution Time, the Company, any member of the Company Group or its employees (including former or inactive employees) shall cease to be insured by, shall have no access or availability to or under, shall not be entitled to make claims on or under and shall not be entitled to claim benefits from or seek coverage under, and shall not have any rights to or under, any of Spinco’s or any member of the Spinco Group’s (including Pubco’s) insurance policies or any of their respective self-insured programs in place immediately prior to the Distribution Time. For occurrences arising prior to the Distribution Time that are covered by occurrence-based Covered Policies and for claims arising prior to the Distribution Time that are covered by claims-made Covered Policies, Spinco will use commercially reasonable efforts to provide the Company with access to, and the Company may make claims under, the Covered Policies, but solely to the extent that such policies provided coverage for members of the Company Group or the Company Business as of immediately prior to the Distribution Time; provided that such access to, and the right to make claims under, such insurance policies, shall be subject to the terms, conditions and exclusions of such insurance policies, including any limits on coverage or scope, any deductibles, self-insured retentions and other fees and expenses, and shall be subject to the following additional conditions:

(i) the Company and Buyer shall notify Spinco, as promptly as practicable, of any incident, circumstance or occurrence that may lead to a claim made by the Company pursuant to this Section 5.1(b);

(ii) the Company shall reimburse Spinco and the members of the Spinco Group (including Pubco) for all claim-related costs incurred by Spinco or any member of the Spinco Group on or after the Distribution Time that arise from claims made by the Company, any member of the Company Group, any of their respective employees or any Third Party prior to the Distribution Time under the Covered Policies, including overhead, claim handling and administrative costs, taxes, surcharges, state assessments and other related costs. Buyer, the Company and the members of the Company Group shall indemnify, hold harmless and reimburse Spinco and the members of the Spinco Group for any deductibles, self-insured retention, fees, indemnity payments, settlements, judgments, legal fees, allocated claims expenses and claim handling fees, and other expenses incurred by Spinco or any members of the Spinco Group to the extent resulting from any access to, or any claims made by the Company or any other members of the Company Group under the Covered Policies pursuant to this Section 5.1(b), whether such claims are made by the Company, its employees or Third Parties;

(iii) the Company shall exclusively bear (and neither Spinco nor any members of the Spinco Group shall have any obligation to repay or reimburse the Company or any member of the Company Group for) and shall be liable for all excluded, uninsured, uncovered, unavailable or uncollectible amounts (including where any insurer declines, denies, delays or obstructs any claim payment) of all such claims made for the benefit of the Company or any member of the Company Group, under the Covered Policies as provided for in this Section 5.1(b). Where a policy includes a reinstatement of limits, in the event an insurance policy aggregate is exhausted, or believed likely to be exhausted, due to noticed claims, Buyer and the Company Group, on the one hand, and the Spinco Group, on the other hand, shall be responsible for their pro rata portion of the reinstatement premium, if any, based upon the losses of such Group submitted to Spinco’s insurance carrier(s) (including any submissions prior to the Distribution Time). To the extent that the Spinco Group, on the one hand, or Buyer and the Company Group, on the other hand, is allocated more than its pro rata portion of such premium due to the timing of losses submitted to Spinco’s insurance carrier(s), the other party shall promptly pay the first party an amount so that each Group has been properly allocated its pro rata portion of the reinstatement premium. Subject to the following sentence, Spinco, on the one hand, or the Company or Buyer, on the other hand, may elect not to reinstate the policy aggregate even if available. In the event that Spinco, on the one hand, or the Company or Buyer, on the other hand, elects not to reinstate the policy aggregate, it shall provide prompt written notice to the other Party and shall have no rights to claim against or have any benefit from the reinstated limits. If either Spinco, on the one hand, or the Company or Buyer, on the other hand, elects to reinstate the policy aggregate, such Party shall be responsible for all reinstatement premiums and other costs associated with such reinstatement to the extent such Party has received notice from the other Party that such other Party does not elect to reinstate the limits; and

(iv) for the occurrence-based worker’s compensation, automobile liability, and commercial general liability policies that the Company is permitted to access under this Section 5.1, Buyer and the Company will post collateral in a form acceptable to the relevant insurers and in an amount proportional to the amount of collateral needs under these policies reasonably attributable to the members of the Company Group and not the Spinco Group.

In the event that any member of the Spinco Group incurs any losses, damages or Liability prior to or in respect of the period prior to the Distribution Time for which such member of the Spinco Group is entitled to coverage under the Company’s third-party insurance policies, the same process pursuant to this Section 5.1(b) shall apply, substituting “Company” and/or “Buyer” for “Spinco” (as applicable) and “Spinco” for “Company” and/or “Buyer,” including for purposes of the first sentence of Section 5.1(e).

(c) Neither the Company nor any member of the Company Group, in connection with making a claim under any insurance policy of Spinco or any member of the Spinco Group pursuant to this Section 5.1, shall take any action that would be reasonably likely to: (i) have a material and adverse impact on the then-current relationship between Spinco or any member of the Spinco Group, on the one hand, and the applicable insurance company, on the other hand; (ii) result in the applicable insurance company terminating or materially reducing coverage, or materially increasing the amount of any premium owed by Spinco or any member of the Spinco Group under the applicable insurance policy; or (iii) otherwise compromise, jeopardize or interfere in any material respect with the rights of Spinco or any member of the Spinco Group under the applicable insurance policy; provided that the Company’s, any member of the Company Group’s, any of their respective employees’ or any Third Party’s making of a claim pursuant to Section 5.1(b)(ii) shall not be deemed to be an action that triggers the foregoing clause (i), (ii) or (iii).

(d) Any payments, costs, adjustments or reimbursements to be paid by the Company pursuant to this Section 5.1 shall be billed quarterly and payable within thirty (30) days from receipt of an invoice from Spinco. Spinco shall retain the exclusive right to control its insurance policies and programs, including the right to exhaust, settle, release, commute, buyback or otherwise resolve disputes with respect to any of its insurance policies and programs and to amend, modify or waive any rights under any such insurance policies and programs, notwithstanding whether any such policies or programs apply to any Company Liabilities and/or claims the Company has made or could make in the future, and no member of the Company Group shall erode, exhaust, settle, release, commute, buyback or otherwise resolve disputes with Spinco’s insurers with respect to any of the insurance policies of Spinco or any member of the Spinco Group and programs, or amend, modify or waive any rights under any such insurance policies and programs; provided, Spinco shall obtain prior written consent from Buyer or the Company, which may be withheld at Buyer’s or the Company’s sole discretion for any reason to amend, commute or terminate any of the Covered Policies. The Company shall cooperate with Spinco in good faith and share such information as is reasonably necessary in order to permit Spinco to manage and conduct its insurance matters as Spinco deems appropriate.

(e) This Agreement shall not be considered as an attempted assignment of any policy of insurance or as a Contract of insurance and shall not be construed to waive any right or remedy of any member of the Spinco Group (including Pubco) in respect of any insurance policy or any other Contract or policy of insurance.

(f) The Company does hereby, for itself and each other member of the Company Group, agree that no member of the Spinco Group shall have any Liability whatsoever as a result of the insurance policies and practices of Spinco and the members of the Spinco Group (including Pubco) as in effect at any time, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy, or the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise.

5.2 Post-Distribution Time Conduct. The Parties acknowledge that, after the Distribution Time, the Company Group shall be independent of the Spinco Group, with responsibility for its own actions and inactions and its own Liabilities relating to, arising out of or resulting from the conduct of its business, operations and activities following the Distribution Time, except as may otherwise be provided in the Merger Agreement or any Transaction Document, and the Company Group shall (except as otherwise provided in Article IV) use commercially reasonable efforts to prevent such Liabilities from being inappropriately borne by the Spinco Group.

5.3 Employee and Benefit Plan Matters.

(a) Employees.

(i) Prior to the Distribution Date, Pubco shall, or shall cause the Company or Spinco, as applicable, to (A) transfer the employment of each Spinco Group Employee and each Disability Employee who is employed by a member of the Company Group, if any, to a member of the Spinco Group and (B) transfer the employment of each Company Group Employee (other than any Disability Employee) who is employed by a member of the Spinco Group, if any, to a member of the Company Group.

(ii) Buyer shall, or shall cause one of its Affiliates (or, in the case of the Indian Offer Employees (as defined on Schedule 1.1(d)), a third party employer entity engaged by Buyer or one of its Affiliates), to offer employment to each Offer Employee no fewer than ten (10) Business Days prior to the Distribution Date (or, in the case of the Indian Offer Employees (as defined on Schedule 1.1(d)), the end of the Service Term (as defined in the Transition Services Agreement) for Indian Offer Employee services), and such offer shall comply with the requirements of this Section 5.3(a)(ii) and Section 5.3(b). Following the date hereof, Buyer, Pubco and their applicable Affiliates will cooperate in good faith to determine whether the employment transfers contemplated by this Section 5.3(a)(ii) should be effectuated by way of a tripartite agreement with the Indian Offer Employees. All such offers of employment (and, if applicable, tripartite agreements) shall provide that the Offer Employee’s employment with Buyer or its applicable Affiliate will commence on (but not prior to) the Closing Date (or, in the case of the Indian Offer Employees, the end of the Service Term for Indian Offer Employee services). Each Offer Employee who accepts the offer of employment provided pursuant to this Section 5.3(a)(ii) and commences employment with Buyer or its applicable Affiliate on the Closing Date shall become a Company Group Employee as of the Closing Date (or, in the case of the Indian Offer Employees, the end of the Service Term for Indian Offer Employee services).

(iii) No later than five (5) Business Days prior to the Distribution Date, Pubco shall provide Buyer with a list of each Disability Employee that includes each Disability Employee’s name, email address, position, base salary or wage rate, and work location. Upon Buyer’s request, Pubco will provide Buyer with such other employment-related information about each Disability Employee as is reasonably necessary for Buyer to prepare an offer of employment, subject to applicable privacy Laws. Buyer shall, or shall cause one of its Affiliates, to offer employment to each Disability Employee who is included on the list delivered by Pubco pursuant to this Section 5.3(a) no fewer than ten (10) Business Days following the Distribution Date, and such offer shall comply with the requirements of this Section 5.3(a)(iii) and Section 5.3(b). All such offers of employment shall provide that the Disability Employee’s employment with Buyer or its applicable Affiliate will commence on (but not prior to) the date such employee returns to active employment (such date, the “Return Date”) and shall be contingent on the Return Date occurring prior to the first anniversary of the Distribution Date (or such longer period during which the applicable Disability Employee has a right to return to work under applicable Law).

(b) Employee Protections.

(i) Through the first anniversary of the Distribution Date (or, if shorter, during the period of employment with Buyer), Buyer shall provide, or shall cause to be provided, to each Company Group Employee: (A) a base salary or wage rate that is not less than the base salary or wage rate provided to such employee immediately prior to the Closing Date, (B) target cash and equity incentive compensation opportunities in amounts no less favorable than the target cash and equity incentive compensation opportunities enjoyed by similarly situated employees of Buyer, and (C) other compensation and benefits that are substantially comparable, in the aggregate, to the compensation and benefits (other than the compensation described in clauses (A) and (B), and defined benefit pension benefits) provided to the employee immediately prior to the Closing Date.

(ii) With respect to each Company Group Employee, (A) if such Company Group Employee received a fiscal year 2025 annual equity award from Pubco pursuant to the Pubco Stock Plans (each, an “LTI Eligible Employee”) and experiences a “qualifying termination” (as defined on Schedule 5.3(b)(ii)) during the period from the Distribution Date through and including the first anniversary of the Distribution Date, Buyer shall provide, or shall cause to be provided, severance payments and benefits to such Company Group Employee in accordance with the terms and conditions of the severance arrangement set forth on Schedule 5.3(b)(ii) (taking into account such employee’s service as required pursuant to Section 5.3(b)(iii), except as otherwise expressly provided in Schedule 5.3(b)(ii)), and (B) if such Company Group Employee is not an LTI Eligible Employee and experiences a “qualifying termination” (as defined on Schedule 5.3(b)(ii)) (x) during the period from the Distribution Date through and including December 31, 2026, Buyer shall provide, or shall cause to be provided, severance payments and benefits to such Company Group Employee in accordance with the terms and conditions of the severance arrangement set forth on Schedule 5.3(b)(ii) (taking into account such employee’s service as required pursuant to Section 5.3(b)(iii), except as otherwise expressly provided in Schedule 5.3(b)(ii)), or (y) during the period from and excluding December 31, 2026 through and including the first anniversary of the Distribution Date, Buyer shall cause such Company Group Employee to be covered by the Buyer severance plan applicable to similarly situated employees of Buyer.

(iii) For purposes of vesting, eligibility to participate and calculation or accrual of benefits in each employee benefit plan providing benefits (other than benefits under any defined pension plan, any post-retirement medical or life insurance plan or any plan that is closed or frozen) to any Company Group Employee (the “New Plans”), from and after the Closing Date (or, in the case of any Company Group Employee who is a Disability Employee, the Return Date), Buyer shall provide, or shall cause to be provided, such Company Group Employee with full credit for his or her service with Pubco and its Affiliates (or predecessor employers to the extent Pubco or any of its Affiliates, as applicable, provided such past service credit); provided that such credit shall not be given to the extent that it would result in a duplication of benefits for the same period of service. Without limiting the generality of the foregoing, Buyer shall use commercially reasonable efforts to ensure that each Company Group Employee is credited with service under the New Plans for the purpose of satisfying any applicable waiting periods of the New Plans, and, for such purpose, each Company Group Employee’s date of hire with Buyer or its applicable Affiliate shall be the Company Group Employee’s date of hire with Pubco or its applicable Affiliate (or predecessor employers to the extent Pubco or any of its Affiliates, as applicable, recognized such earlier date of hire). In addition, Buyer shall use commercially reasonable efforts to cause any eligible expenses incurred by any Company Group Employee or his or her covered dependents during the portion of the plan year of the applicable Spinco Benefit Plan ending on the date such Company Group Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Group Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(iv) From and after the end of the Service Term (as defined in the Transition Services Agreement) for payroll services, Buyer shall (A) cover (or cause to be covered) each Company Group Employee under one or more defined contribution plans and trusts which shall qualify under Section 401(a) of the Code (the “New DC Plan”) and (B) consider, in good faith, making discretionary contributions to the accounts of Company Group Employees under the New DC Plan in order to compensate for the period during which the Company Group Employees were not eligible to participate in the New DC Plan between the Closing Date and the end of the Service Term for payroll services. As of the Closing Date, Company Group Employees shall not be eligible to make or receive additional contributions to, but shall be fully vested in, their account balances under the defined contribution plan and trust intended to qualify under Section 401(a) of the Code that they participated in prior to the Closing Date (the “Old DC Plans”). As soon as practicable following the end of the Service Term for payroll services and in accordance with the terms of the New DC Plan, the Parties shall take all reasonable actions necessary to cause to be transferred (in accordance with the requirements of Section 414(l) of the Code) to the New DC Plan the aggregate account balances under the Old DC Plan of the Company Group Employees who have account balances in the Old DC Plan. Such transfer shall be in cash, or with respect to participant loans, in kind. Upon such transfer, the New DC Plan shall assume all Liabilities and obligations with respect to all amounts transferred from the Old DC Plan to the New DC Plan, and the Old DC Plan shall be relieved of all such Liabilities and obligations.

(v) From and after the Closing Date (or, in the case of any Disability Employee, the Return Date), Buyer shall honor (or cause to be honored) all paid time-off accrued but unused by each Company Group Employee as of the Closing Date (or, in the case of any Disability Employee, the Return Date). Notwithstanding the preceding sentence, with respect to any earned but unused paid time-off accrued by any Offer Employee prior to the Closing Date which is required to be paid to such employee as of the Closing Date, Spinco shall, or shall cause a member of the Spinco Group, to pay the amounts due to the employee for such unused paid time-off, and Buyer and its Affiliates (including the members of the Company Group) shall not be required to assume or honor (or cause to be assumed or honored) such paid time-off.

(vi) As soon as reasonably practicable following the Closing Date, Pubco will cause to be paid, at Pubco’s sole expense, to each Company Group Employee a prorated 2026 annual cash incentive payment equal to (A) such Company Group Employee’s full 2026 annual cash incentive amount (determined based on the actual level of achievement of the applicable performance goals through the latest practicable date prior to the Closing Date), multiplied by (B) a fraction, the numerator of which is the number of days elapsed in 2026 prior to the Closing Date and the denominator of which is the total number of days in 2026. With respect to the portion of 2026 that occurs after the Closing Date, each Company Group Employee will, while continuing employment with the Buyer, be eligible for an annual cash incentive to the extent provided by Section 5.3(b)(i)(B).

(vii) Notwithstanding anything to the contrary herein, in the case of any Company Group Employee whose terms and conditions of employment are subject to a Collective Bargaining Agreement, (A) from and after the Closing Date, Buyer or its applicable Affiliates shall comply with the terms of the applicable Collective Bargaining Agreement and (B) the provisions of Sections 5.3(b)(i) and 5.3(b)(ii) will not apply to any such Company Group Employee.

(c) Employee and Benefit Plan Liabilities.

(i) From and after the Distribution Time, except as expressly provided in this Agreement or the Transition Services Agreement, the members of the Spinco Group shall assume or retain, as applicable, all Liabilities relating to (A) Spinco Group Employees and Former Spinco Group Employees, (B) Spinco Benefit Plans, (C) all Liabilities arising from or relating to any Multiemployer Plan as a result of contributions made by any member of the Spinco Group or the Company Group prior to the Distribution Time in respect of Spinco Group Employees or Former Spinco Group Employees, (D) all Liabilities arising from or relating to any single-employer defined benefit pension plan with respect to which any member of the Spinco Group or the Company Group contributed to or had an obligation to contribute to prior to the Distribution Time, in each case, regardless of when such Liabilities arise, and (E) in the case of any Indian Offer Employee who becomes a Company Group Employee, all statutory severance and gratuity Liabilities arising as a result of any such employee’s termination of employment with Pubco or its Affiliates in the event that (x) a tripartite agreement is not used to effectuate such employee’s transfer of employment from Pubco and its Affilaites to Buyer and its Affiliates (or a third party employer engaged by Buyer or one of its Affiliates) and (y) the use of a tripartite agreement to effectuate such transfer would have avoided triggering payment of such Liabilities under local Law. Except as expressly provided by the last sentence of Section 5.3(c)(ii), the members of the Spinco Group shall assume or retain, as applicable, all Liabilities relating to each Disability Employee.

(ii) From and after the Distribution Time, except as expressly provided in this Agreement or the Transition Services Agreement, the members of the Company Group shall assume or retain, as applicable, all Liabilities relating to (A) Company Group Employees (excluding Disability Employees) and Former Company Group Employees (excluding all Liabilities assumed or retained by the members of the Spinco Group pursuant to Section 5.3(c)(i)), (B) the Company Benefit Plans, and (C) all Liabilities arising from or relating to any Multiemployer Plan as a result of contributions in respect of Company Group Employees or Former Company Group Employees made by any member of the Spinco Group or the Company Group prior to the Distribution Time, in each case, regardless of when such Liabilities arise. From and after the applicable Return Date, the members of the Company Group shall assume or retain, as applicable, all Liabilities relating to each Disability Employee who accepts Buyer’s offer of employment pursuant to Section 5.3(b) and actually commences employment with Buyer on the Return Date.

(iii) As of the Closing Date, Buyer and its Affiliates shall assume all Liabilities relating to any Offer Employee who does not receive an offer of employment in accordance with all requirements set forth in Section 5.3(a)(ii) (provided that the applicable member of the Spinco Group must terminate the employment of such Offer Employee within thirty (30) days following the Closing Date). For the avoidance of doubt, Pubco and its Affiliates shall retain all Liabilities relating to any Offer Employee who receives an offer of employment from Buyer in accordance with all requirements set forth in Section 5.3(a)(ii) but does not accept such offer of employment.

(d) Cooperation; Personnel Records; Data Sharing. At all times following the Distribution Time, the Parties shall, or shall cause any member of their respective Groups to, cooperate in good faith as necessary to facilitate the administration of the Benefit Plans, as applicable, and the resolution of related employee benefit claims, including with respect to the provision of employee-level information necessary for the other Party to manage, administer, finance and file required reports with respect to such administration. The Parties shall, or shall cause any member of their respective Groups to, provide each other such records and information as necessary or appropriate to carry out their obligations under applicable Law, this Agreement, or for the purposes of administering the Benefit Plans, as applicable, as soon as administratively practicable after the Distribution Time or upon reasonable request by the other Party. All information and records regarding employment and personnel matters of the Company Group Employees and Spinco Group Employees shall be accessed, retained, held, used, copied and transmitted after the Distribution Date by the Parties in accordance with all applicable Laws and policies relating to the collection, storage, retention, use, transmittal, disclosure and destruction of such records.

(e) Substitute SAR Awards. Pubco and Spinco shall take any and all actions as shall be necessary or appropriate so that each Pubco SAR Award that is held by a Spinco Group Employee immediately prior to the cancellation of such awards pursuant to Section 2.1(b)(i)(G) of the Merger Agreement (each, a “Specified SAR Award”) shall be, pursuant to the terms of the applicable Benefit Plan of Pubco and the applicable Spinco Benefit Plan (the “Spinco Stock Plan”) and this Agreement, replaced with a substitute stock appreciation right award granted under the Spinco Stock Plan immediately after the Distribution Time (a “Substitute SAR Award”), pursuant to which:

(i) the number of shares of Spinco Common Stock subject to each Substitute SAR Award shall be equal the Adjusted SAR Number;

(ii) the strike price of each Substitute SAR Award shall be the Adjusted SAR Price; and

(iii) the exercisability and termination-related provisions of the Substitute SAR Award shall be based on the Spinco Group Employee’s service with Spinco and its Affiliates and subject to terms and conditions to be set forth in an award agreement and the Spinco Stock Plan.

It is intended that the adjustment and substitution set forth herein shall not result in treatment of the Substitute SAR Award as nonqualified deferred compensation subject to Section 409A of the Code. Notwithstanding the foregoing, Spinco may determine the number of shares of Spinco Common Stock subject to a Substitute SAR Award and the strike price of each Substitute SAR Award in an alternative manner than the manner described above; provided that the intrinsic value of the Substitute SAR Award shall remain equal to the intrinsic value of the corresponding Specified SAR Award.

(f) No Third-Party Beneficiaries. Nothing expressed or referred to in this Section 5.3 is intended or will be construed to give any Person other than the Parties and their respective successors and assigns any legal or equitable right, remedy or claim under or with respect to this Section 5.3 or any provision hereof, it being the intention of the Parties that this Section 5.3 and all of its provisions and conditions are for the sole and exclusive benefit of the Parties and their respective successors and assigns. Except as expressly provided in this Section 5.3, nothing in this Agreement shall preclude Buyer, the Company, Spinco or any of their respective Affiliates, at any time after the Distribution Time, from amending, merging, modifying, terminating, eliminating, reducing, or otherwise altering in any respect any Benefit Plan, any benefit under any Benefit Plan or any trust, insurance policy or funding vehicle related to any Benefit Plan.

ARTICLE VI

EXCHANGE OF INFORMATION; CONFIDENTIALITY

6.1 Agreement for Exchange of Information.

(a) Subject to Section 6.9 and any other applicable confidentiality obligations, after the Distribution Time, each of Spinco and the Company, on behalf of itself and each member of its Group, agrees to use commercially reasonable efforts to provide or make available, or cause to be provided or made available, to Spinco or the Company, as applicable, and the members of such Party’s Group, at any time before, on or after the Distribution Time, as soon as reasonably practicable after written request therefor, any information (or a copy thereof) in the possession or under the control of such Party or its Group which the other Party or its Group requests to the extent that: (i) such information relates to the Company Business (including any Company Liability), if the Company is the requesting Party, or to the Spinco Business (including any Spinco Liability), if Spinco is the requesting Party; (ii) such information is required by the requesting Party to comply with its obligations under this Agreement or the other Transaction Documents; or (iii) such information is required by the requesting Party to comply with any obligation imposed by any Governmental Authority; provided, however, that (A) Spinco and the members of the Spinco Group shall be permitted to redact any portion of such information that does not relate to the Company Business, and (B) the Company and the members of the Company Group shall be permitted to redact any portion of such information that does not relate to the Spinco Business, and in the event that the Party to whom the request has been made determines that any such provision of information could (1) be detrimental to the Party providing the information, (2) violate any Law or agreement, or (3) waive any privilege available under applicable Law, including any attorney-client privilege, then the Parties shall use commercially reasonable efforts to permit compliance with such obligations to the extent and in a manner that avoids any such harm or consequence. The Party providing information pursuant to this Section 6.1 shall only be obligated to provide such information in the form, condition and format in which it then exists, and in no event shall such Party be required to perform any improvement, modification, conversion, updating or reformatting of any such information, and nothing in this Section 6.1 shall expand the obligations of any Party under Section 6.4.

(b) Without limiting the generality of the foregoing, after the Distribution Time and until the end of Spinco’s fiscal year during which the Distribution Date occurs (and for a reasonable period of time afterwards as required for each Party to prepare consolidated financial statements or complete a financial statement audit for the fiscal year during which the Distribution Date occurs), each Party shall use its commercially reasonable efforts to cooperate with the other Party’s information requests to enable (i) the other Party to meet its timetable for dissemination of its earnings releases, financial statements and management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K promulgated under the Exchange Act and (ii) the other Party’s accountants to timely complete their review of the quarterly financial statements and audit of the annual financial statements, including, to the extent applicable to such Party, its auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, the SEC’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder and any other applicable Laws.

6.2 Ownership of Information. The provision of any information pursuant to Article IV and this Article VI shall not affect the ownership of such information and such information shall be deemed to remain the property of the providing Party (or member of their applicable Group), and the providing Party does not grant the receiving Party any license thereto by providing such information.

6.3 Compensation for Providing Information. The Party requesting information pursuant to this Article VI agrees to reimburse the other Party for the reasonable and documented costs, if any, of gathering, copying, transporting and otherwise complying with the request with respect to such information (including any reasonable costs and expenses incurred in any review of information for purposes of protecting the Privileged Information of the providing Party or in connection with the restoration of backup media for purposes of providing the requested information).

6.4 Record Retention. To facilitate the possible exchange of information pursuant to this Article VI and the other provisions of this Agreement after the Distribution Time, the Parties agree to use their commercially reasonable efforts, which shall be no less rigorous than those used for retention of such Party’s own information, to retain all information in their respective possession or control at the Distribution Time in substantial accordance with the policies of Pubco as in effect immediately prior to the Distribution Time or such other policies as may be adopted by Spinco after the Distribution Time (provided that Spinco notifies the Company and Buyer in writing of any such change); provided that the foregoing shall not require Buyer or Spinco to follow such policies of Pubco except to the extent and until such policies have been made available to Buyer and Spinco.

6.5 Limitation of Liability. Neither Party shall have any Liability to the other Party in the event that any information exchanged or provided pursuant to this Agreement is found to be inaccurate in the absence of actual and intentional fraud or willful misconduct by the Party providing such information. Neither Party shall have any Liability to any other Party if any information is destroyed after commercially reasonable efforts by such Party to comply with the provisions of Section 6.4.

6.6 Other Agreements Providing for Exchange of Information.

(a) The rights and obligations granted under this Article VI are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention or confidential treatment of information set forth in the Merger Agreement, any Transaction Document and in any other agreement to which a member of the Spinco Group and a member of the Company Group is a party.

(b) Any Party that receives, pursuant to a request for information in accordance with this Article VI, Tangible Information that is not relevant to its request and to which it does not otherwise have rights hereunder or in any other Transaction Document shall, at the request of the providing Party, (i) return to the providing Party or, at the providing Party’s request, destroy such Tangible Information, and (ii) deliver to the providing Party written confirmation that such Tangible Information was returned or destroyed, as the case may be, which confirmation shall be signed by an authorized representative of the requesting Party.

6.7 Production of Records; Cooperation.

(a) After the Distribution Time, except in the case of a Dispute between the Company, Buyer and/or Spinco, or any members of their respective Groups, each of Spinco, on the one hand, and Buyer and/or the Company, on the other hand, shall use its commercially reasonable efforts to make available to the other Party, upon reasonable written request, any books, records or other documents within its control or which it otherwise has the ability to make available without undue burden, to the extent that any such books, records or other documents may reasonably be required in connection with any Action in which the requesting Party (or member of its Group) may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder. The requesting Party shall bear all costs and expenses in connection therewith.

(b) If an Indemnifying Party chooses to defend or to seek to compromise or settle any Third-Party Claim, the other Party shall make available to such Indemnifying Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available without undue burden, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be, and shall otherwise cooperate in such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be.

(c) Without limiting the foregoing, the Parties shall cooperate and consult to the extent reasonably necessary with respect to any Actions.

(d) The obligation of the Parties to provide witnesses pursuant to this Section 6.7 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to provide as witnesses directors, officers, employees, other personnel and agents without regard to whether such person or the employer of such person could assert a possible business conflict (except in the case of a Dispute between the Company, Buyer and/or Spinco, or any members of their respective Groups).

6.8 Privileged Matters.

(a) The Parties recognize that legal and other professional services that have been and will be provided prior to the Distribution Time have been and will be rendered for the collective benefit of each of the members of the Company Group and the Spinco Group, and that each of the members of the Company Group and the Spinco Group should be deemed to be the client with respect to such services for the purposes of asserting all privileges which may be asserted under applicable Law in connection therewith. The Parties recognize that legal and other professional services will be provided following the Distribution Time, which services will be rendered solely for the benefit of the Spinco Group, on the one hand, or the Company Group, on the other hand, as the case may be. In furtherance of the foregoing, each of Spinco, on the one hand, and the Company and Buyer, on the other hand, shall authorize the delivery to and/or retention by the other Party of materials existing as of the Distribution Time that are necessary for such other Party to perform such services.

(b) The Parties agree as follows:

(i) Spinco shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the Spinco Business and not to the Company Business, whether or not the Privileged Information is in the possession or under the control of any member of the Spinco Group, on the one hand, or any member of the Company Group, on the other hand. Notwithstanding anything to the contrary in the foregoing, Spinco shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any proposed sale, spin-off or other disposition of the Company Business or the preparation, negotiation or execution of this Agreement, the Merger Agreement, any other Transaction Document or any other transaction including or regarding the Company Business in lieu of any of the foregoing. Spinco shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any Spinco Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the Privileged Information is in the possession or under the control of any member of the Spinco Group, on the one hand, or any member of the Company Group, on the other hand;

(ii) The Company shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the Company Business and not to the Spinco Business, whether or not the Privileged Information is in the possession or under the control of any member of the Company Group, on the one hand, or any member of the Spinco Group, on the other hand. The Company shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any Company Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the Privileged Information is in the possession or under the control of any member of the Company Group, on the one hand, or any member of the Spinco Group, on the other hand; and

(iii) If the Parties do not agree as to whether certain information is Privileged Information, then such information shall be treated as Privileged Information, and the Party that believes that such information is Privileged Information shall be entitled to control the assertion or waiver of all privileges and immunities in connection with any such information unless the Parties otherwise agree. The Parties shall use the procedures set forth in Article VII to resolve any disputes as to whether any information relates solely to the Company Business, solely to the Spinco Business, or to both the Company Business and the Spinco Business.

(c) Subject to the remaining provisions of this Section 6.8, the Parties agree that they shall have a shared privilege or immunity with respect to all privileges and immunities not allocated pursuant to Section 6.8(b) and all privileges and immunities relating to any Actions or other matters that involve both Parties (or one (1) or more members of their respective Groups) and in respect of which both Parties have Liabilities under this Agreement, and that no such shared privilege or immunity may be waived by either Party without the consent of the other Party.

(d) If any Dispute arises between the Parties or any members of their respective Groups regarding whether a privilege or immunity should be waived to protect or advance the interests of either Party and/or any member of their respective Groups, each Party agrees that it shall: (i) negotiate with the other Parties in good faith; (ii) endeavor to minimize any prejudice to the rights of the other Parties; and (iii) not unreasonably withhold consent to any request for waiver by the other Parties.

(e) Upon receipt by either Party, or by any member of its respective Group, of any subpoena, discovery or other request that may reasonably be expected to result in the production or disclosure of Privileged Information subject to a shared privilege or immunity or as to which another Party has the sole right hereunder to assert a privilege or immunity, or if either Party obtains knowledge that any of its, or any member of its respective Group’s, current or former directors, officers, agents or employees have received any subpoena, discovery or other requests that may reasonably be expected to result in the production or disclosure of such Privileged Information, such Party shall promptly notify the other Party or Parties of the existence of the request (which notice shall be delivered to such other Party no later than five (5) Business Days following the receipt of any such subpoena, discovery or other request) and shall provide the other Party or Parties a reasonable opportunity to review the Privileged Information and to assert any rights it or they may have under this Section 6.8 or otherwise, to prevent the production or disclosure of such Privileged Information.

(f) Any furnishing of, transfer of, or access to any information pursuant to this Agreement is made in reliance on the agreement of the Parties set forth in this Section 6.8 and Section 6.9 to maintain the confidentiality of Privileged Information and to assert and maintain all applicable privileges and immunities. The Parties agree that their respective rights to any access to information, witnesses and other Persons, the furnishing of notices and documents and other cooperative efforts between the Parties contemplated by this Agreement, and the transfer of Privileged Information between the Parties and members of their respective Groups as needed pursuant to this Agreement, shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise.

(g) In connection with any matter contemplated by Section 6.7 or this Section 6.8, the Parties agree to, and to cause the applicable members of their Group to, use commercially reasonable efforts to maintain their respective separate and joint privileges and immunities, including by executing joint defense and/or common interest agreements where necessary or useful for this purpose.

6.9 Confidentiality. Notwithstanding anything to the contrary in this Article VI, (a) to the extent that the Merger Agreement, the Confidentiality Agreement, a Transaction Document or other Contract other than this Agreement pursuant to which a Party or another Person in its respective Group is bound or its confidential and proprietary information is subject provides that certain information shall be confidentially maintained on a basis that is more protective of such information or for a longer period of time than provided for herein, then the applicable provisions contained in the Merger Agreement, the Confidentiality Agreement, such Transaction Document or other Contract shall control with respect thereto, and (b) a Party and the applicable members of its respective Group shall have no right to use any confidential or proprietary information of the disclosing Party unless otherwise provided for in this Agreement, the Merger Agreement, the Confidentiality Agreement, another Transaction Document or a Contract between the Parties or a member of its respective Group.

(a) Confidentiality. Subject to Section 6.10, and except as contemplated by this Agreement, the Merger Agreement, and any other Transaction Document, from and after the Distribution Time until the three (3)-year anniversary of the Distribution Time, each of the Company, Buyer and Spinco, on behalf of itself and each member of its respective Group, agrees to hold, and to cause its respective Representatives to hold, in strict confidence, and not release or disclose, and protect with at least the same degree of care that applies to Pubco’s confidential and proprietary information pursuant to policies in effect immediately prior to the Distribution Time (provided that Buyer and Spinco’s obligations to comply with such policies shall be limited to the extent and starting no earlier than when such policies have been made available to Buyer and Spinco), all confidential and proprietary information concerning the other Party or any member of the other Party’s Group or their respective businesses that is either in its possession (including confidential and proprietary information in its possession prior to the date hereof) or furnished by any such other Party or any member of such Party’s Group or their respective Representatives at any time pursuant to this Agreement, the Merger Agreement or any other Transaction Document or otherwise, and shall not use any such confidential and proprietary information other than for such purposes as shall be expressly permitted hereunder or thereunder, except, in each case, to the extent that such confidential and proprietary information has been (i) in the public domain or generally available to the public, other than as a result of a disclosure by such Party or any member of such Party’s Group or any of their respective Representatives in violation of this Agreement or any other Transaction Document, (ii) later lawfully acquired from other sources by such Party (or any member of such Party’s Group) which sources are not themselves known by such Party (or any member of such Party’s Group), following reasonable inquiry, to be bound by a confidentiality obligation or other contractual, legal or fiduciary obligation of confidentiality with respect to such confidential and proprietary information, (iii) independently developed or generated without reference to or use of any proprietary or confidential information of the other Party or any member of such Party’s Group or (iv) required to be disclosed by Law; provided, however, that the Person required by Law to disclose such information gives the applicable Person prompt and, to the extent reasonably practicable and legally permissible, prior notice of such disclosure and an opportunity to contest such disclosure and shall use commercially reasonable efforts to cooperate, at the expense of the requesting Person, in seeking any reasonable protective arrangements requested by the requesting Person. If any confidential and proprietary information of one Party or any member of its applicable Group is disclosed to the other Party or any member of such other Party’s Group in connection with providing services to such first Party or any member of such first Party’s Group under this Agreement, the Merger Agreement or any other Transaction Document, then such disclosed confidential and proprietary information shall be used only as required to perform such services unless otherwise specified in such agreement.

(b) No Release; Return or Destruction. Each Party agrees not to release or disclose, or permit to be released or disclosed, any information addressed in Section 6.9(a) to any other Person, except its Representatives who need to know such information in their capacities as such (who shall be advised of their obligations hereunder with respect to such information), and except in compliance with Section 6.10. Without limiting the foregoing, when any such information is no longer needed for the purposes contemplated by this Agreement, the Merger Agreement or any other Transaction Document, and is no longer subject to any legal hold or other document preservation obligation, each Party will, promptly after request of the other Party, either return to the other Party all such information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or notify the other Party in writing that it has destroyed such information (and such copies thereof and such notes, extracts or summaries based thereon); provided that the Parties may retain electronic back-up versions of such information maintained on routine computer system backup tapes, disks or other backup storage devices; provided, further, that any such information so retained shall remain subject to the confidentiality provisions of this Agreement, the Merger Agreement, the Confidentiality Agreement or any other Transaction Document.

(c) Third-Party Information; Privacy or Data Protection Laws. Each Party acknowledges that it and the members of its applicable Group may presently have and, following the Distribution Time, may gain access to or possession of confidential or proprietary information of, or legally protected personal information (including personal health information) relating to, Third Parties (i) that was received under privacy policies or notices and/or confidentiality or non-disclosure agreements entered into between such Third Parties, on the one hand, and the other Party or members of such other Party’s Group, on the other hand, prior to the Distribution Time, or (ii) that, as between the two Parties, was originally collected by the other Party or members of such other Party’s Group and that may be subject to and protected by privacy policies or notices, as well as applicable data privacy Laws or other applicable Laws. Each Party agrees that it shall, and shall cause the members of its applicable Group and its and their respective Representatives to, hold, protect and use, in strict confidence, the confidential and proprietary information of, or legally protected personal information (including personal health information) relating to, Third Parties in accordance with the obligations outlined in the applicable privacy policies or notices and applicable data privacy Laws or other applicable Laws and the terms of any agreements that were either entered into before the Distribution Time or affirmative commitments or representations that were made before the Distribution Time by, between or among the other Party or members of the other Party’s Group, on the one hand, and such Third Parties, on the other hand; provided that Buyer and Spinco’s obligations with respect to such agreements, commitments or representations shall be limited to those agreements, commitments or representations that have been made available to Buyer and Spinco prior to the date hereof.

(d) Notwithstanding anything to the contrary in this Section 6.9, to the extent that the treatment, maintenance, use, non-use, disclosure or non-disclosure of any confidential and proprietary information concerning a Party or any member of the other Party’s Group or their respective businesses is expressly addressed in the Merger Agreement or in any Transaction Document, the applicable terms of such document or agreement will control in such situations. Each Party further acknowledges and agrees that, notwithstanding anything in this Section 6.9 to the contrary, (i) Representatives of Spinco and the members of the Spinco Group may retain certain residual knowledge of the confidential and proprietary information concerning the Company or a member of the Company Group and (ii) Representatives of the Company and the members of the Company Group may retain certain residual knowledge concerning Spinco or a member of the Spinco Group, in each case that are or may be indistinguishable from generalized industry knowledge and, accordingly, in each case, each Party acknowledges and agrees that nothing herein shall prohibit any Party (or its applicable Group) from using or otherwise exploiting for its own benefit or for the benefit of any third Person such residual knowledge; provided that (A) such residual knowledge has been retained solely in the unaided memory of the Company, Spinco or such Representatives, as applicable (in each case, without intentional memorization) in intangible form and without use, copying or reference to any documented or tangible copies of the other Party’s or the members of its applicable Group’s confidential and proprietary information not permitted to be used by such Party or its Representatives hereunder or under any other Transaction Document, (B) the foregoing will not be deemed in any event to provide any right for any member of the Company Group to infringe any of Spinco’s Intellectual Property or any rights of any Third Parties that have licensed or provided materials to the Spinco Business, (C) the foregoing will not be deemed in any event to provide Spinco with any right to infringe any Intellectual Property of the Company or any rights of any Third Parties that have licensed or provided material to the Company Business, and (D) other than as expressly set forth in the Merger Agreement or any Transaction Document, any use of such residual knowledge is on an “as-is, where-is” basis, with all faults and all representations and warranties disclaimed and at the sole risk of such Representatives, the Company, Spinco and each Parties’ Group, as applicable.

6.10 Protective Arrangements. In the event that Spinco or any member of its Group, on the one hand, or the Company or Buyer or any member of its respective Group, on the other hand, either determines on the advice of its counsel that it is required to disclose any information pursuant to applicable Law or receives any request or demand under lawful process or from any Governmental Authority to disclose or provide information of the other Party(ies) (or any member of the other Party(ies)’s Group) that is subject to the confidentiality provisions hereof, such Party(ies) shall notify the other Party(ies) (to the extent permitted by Law) as promptly as practicable under the circumstances prior to disclosing or providing such information and shall cooperate, at the expense of the other Party(ies), in seeking any appropriate protective order requested by the other Party(ies). In the event that such other Party(ies) fails to receive such appropriate protective order in a timely manner and the Party(ies) receiving the request or demand reasonably determines that its failure to disclose or provide such information shall actually prejudice the Party(ies) receiving the request or demand, then the Party(ies) that received such request or demand may thereafter disclose or provide information to the extent required by such Law (as so advised by its counsel) or by lawful process or such Governmental Authority, and the disclosing Party(ies) shall promptly provide the other Party with a copy of the information so disclosed, in the same form and format so disclosed, together with a list of all Persons to whom such information was disclosed, in each case to the extent permitted by Law.

6.11 Employee Non-Solicitation; Non-Competition.

(a) For a period of one (1) year following the Closing Date, Spinco shall not, and shall cause the Spinco Group not to, directly or indirectly solicit for employment or employ (whether as an employee, consultant or otherwise) or induce or cause, or attempt to induce or cause, any employee with a title of vice president or higher at the Company or any member of the Company Group as of the Closing Date to leave the employ of Buyer or any of its Affiliates; provided that this Section 6.11(a) shall not restrict (i) any general solicitation for employees not specifically directed at such Persons, and neither Spinco nor members of the Spinco Group shall be restricted in hiring any such Person who responds to any such general solicitation or (ii) Spinco or any member of the Spinco Group from soliciting or hiring any Person whose employment with Buyer, the Company or their applicable Subsidiaries was terminated prior to any solicitation by Spinco or the Spinco Group.(b) For a period of one (1) year following the Closing Date, Buyer shall not, and shall cause members of its Group (including the members of the Company Group) not to, directly or indirectly solicit for employment or employ (whether as an employee, consultant or otherwise) or induce or cause, or attempt to induce or cause, any employee with a title of vice president or higher at Spinco or any member of the Spinco Group to leave the employ of Spinco or any member of the Spinco Group; provided that this Section 6.11(b) shall not restrict (i) any general solicitation for employees not specifically directed at such Persons, and neither Buyer nor its Affiliates shall be restricted in hiring any such Person who responds to any such general solicitation or (ii) Buyer from soliciting or hiring any Person whose employment with Spinco or any member of the Spinco Group was terminated prior to any solicitation by Buyer or its Subsidiaries.

(c) For a period of two (2) years following the Closing Date, without the prior written consent of Buyer, Spinco agrees not to, and agrees to cause its Subsidiaries not to, engage in a business that provides comprehensive hazardous waste, contaminated soils and dredged materials disposal, recycling and management services of the type conducted by the Company Business as of the Distribution Date (a “Competing Business”) in any territory where the Company Business operated in the one (1) year period prior to the Closing Date; provided, however, that nothing herein shall preclude Spinco or any of its Subsidiaries from:

(i) owning ten percent (10%) or less of the outstanding stock or other securities of any Person, or investing in any fund in which Spinco or any member of the Spinco Group has no discretion with respect to the investment strategy of such fund;

(ii) acquiring and, after such acquisition, owning an interest in any Person (or its successor) that is engaged in a Competing Business and operating such Competing Business if such Competing Business generated less than twenty percent (20%) of such Person’s consolidated annual revenues in the last completed fiscal year of such Person;

(iii) exercising its rights, performing or complying with its obligations under this Agreement or any of the other Transaction Documents; or

(iv) engaging in any of the Spinco Businesses or any operations or activities in connection therewith, in each case, as conducted as of the date of this Agreement, and performing services under any Contract of Spinco or members of the Spinco Group existing as of the Closing (provided that such Contract, if entered into after the date hereof, has not been entered into with the intent of circumventing the restrictions set forth in this Section 6.11), and in either case, reasonable extensions thereof.

(d) The Parties acknowledge that the covenants set forth in this Section 6.11 are reasonable in order to protect the value of the Company Business and the Spinco Business. It is the intention of the Parties that if any restriction or covenant contained in this Section 6.11 covers a geographic area, is for a length of time or is of a scope that is not permitted by applicable Law, or is in any way construed to be too broad or to any extent invalid, such restriction or covenant will not be construed to be null, void and of no effect, but will, to the extent such restriction or covenant would be valid or enforceable under applicable Law, be construed and interpreted to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained in this Section 6.11) that would be valid and enforceable under such applicable Law.

ARTICLE VII

FURTHER ASSURANCES AND ADDITIONAL COVENANTS

7.1 Further Assurances.

(a) Except as specifically provided for elsewhere in this Agreement, each of the Parties shall use its reasonable best efforts, prior to, on and after the Distribution Time, to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary under applicable Laws to consummate and make effective the transactions contemplated by this Agreement.

(b) Without limiting the foregoing, from and after the Distribution Time, each Party shall cooperate with the other Parties, to execute and deliver, or use its reasonable best efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to take all such other actions as such Party may reasonably be requested to take by the other Parties from time to time, consistent with the terms of this Agreement and the other Transaction Documents, in order to effectuate the provisions and purposes of this Agreement.

7.2 Use of the Name and Marks.

(a) The Company acknowledges that following the Closing Date, subject to Section 7.2(b), it does not and will not have any right, title or interest (whether express or implied) in, to or under any (i) Trademarks owned by Pubco and its Affiliates as of the Distribution Time,

including “ENVIRI,” “HARSCO,” or any derivatives or variations thereof (but, for the avoidance of doubt, excluding any Trademarks owned by the Company Group, including those Trademarks listed in Schedule 5.16(a) of the Merger Agreement) (the “Retained Marks”). Following the Closing Date, subject to Section 7.2(b), the Company and its Affiliates shall have no right, title or interest in or to, or right to use any Retained Mark.

(b) No later than thirty (30) days following the Closing Date (or such longer period as may be reasonably necessary to complete required filings and registrations), the Company shall, and shall cause its Affiliates to, initiate the steps necessary to change its and their names and amend the certificate of incorporation to remove any reference to the Retained Marks, and shall use reasonable best efforts to complete such changes as promptly as practicable thereafter. The Company and its Affiliates may continue to use the Retained Marks following the Closing Date; provided that the Company shall, and shall cause its Affiliates to, as soon as reasonably practicable following the Closing, but in no event later than six (6) months following the Closing Date (the “Transition Period”), cease to make any use of any Retained Marks. In furtherance thereof, as soon as reasonably practicable, but by no later than the end of the Transition Period, the Company shall, and shall cause its Affiliates to, remove, strike over, or otherwise obliterate all Retained Marks from all assets and other materials owned by the Company, Buyer, or any of their Affiliates, including any vehicles, equipment, facilities business cards, marketing displays, signs, promotional materials, websites, email, computer software, systems or other materials (e.g., schedules, stationary, packaging materials, manuals, forms). Any use by the Company or its Affiliates of any of the Retained Marks during the Transition Period must be in substantially the same form and manner, and with the same standards of quality, as used by them immediately prior to Closing. Such Persons shall not use any Retained Mark in a manner that may damage the goodwill associated with any Retained Mark or on the reputation of Spinco or its Affiliates. The Company shall, and shall cause its Affiliates to, promptly cease using any non-conforming use of the Retained Marks upon written notice from Spinco or any of its Affiliates that the Company or its Affiliates have failed to comply with the foregoing terms or otherwise failed to comply with any reasonable direction of Spinco in relation to the use of the Retained Marks. Following the Closing Date, the Company shall, and shall cause its Affiliates, to, ensure that their use of the Retained Marks during the Transition Period does not reasonably create the impression of having any continuing corporate affiliation with Spinco or its Affiliates beyond that permitted transitional use. Despite anything to the contrary in the foregoing, the Company and its Affiliates shall have no obligation to alter, remove or otherwise eliminate any use or reference to any Retained Marks in: (i) materials, documents or media stored in archival or electronic backup systems, (ii) any internal materials or systems used solely for non-public business, administrative or historical purposes that are not customer or public-facing or not otherwise accessible by customers or the public, so long as such materials, documents or media remain inaccessible by customers or the public, or (iii) any materials, documents or media already distributed to the public.

7.3 Freedom-to-Operate IP Licenses.

(a) Effective as of the Distribution Time, Spinco and the other members of the Spinco Group hereby grant to Buyer and its Subsidiaries (including, from and after the Distribution Time and the Merger, the Company and other members of the Company Group) a perpetual, irrevocable, worldwide, fully paid-up, royalty-free, non-transferable (except as provided pursuant to Section 7.3(b)), non-exclusive license under the Intellectual Property (other than (i) Trademarks,

(ii) Internet Properties and (iii) the software identified on Schedule 7.3(a)) owned or freely sublicensable by Spinco or any other member of the Spinco Group as of the Distribution Time that is used or practiced in, or necessary for, the operation of the Company Business as of the Distribution Time solely for the purpose of operating the Company Business following the Distribution Time (including as the Company Business may naturally expand and evolve over time), it being understood that the foregoing license does not and shall not require the delivery or disclosure of any tangible or intangible assets. Effective as of the Distribution Time, Company and the other members of the Company Group hereby grant to Spinco and the other members of the Spinco Group a perpetual, irrevocable, worldwide, fully paid-up, royalty-free, non-transferable (except as provided pursuant to Section 7.3(b)), non-exclusive license under the Intellectual Property (other than Trademarks and Internet Properties) owned by Company or any other member of the Company Group as of the Distribution Time that is used or practiced in, or necessary for, the operation of the Spinco Business as of the Distribution Time solely for the purpose of operating the Spinco Business following the Distribution Time (including as the Spinco Business may naturally expand and evolve over time), it being understood that the foregoing license does not and shall not require the delivery or disclosure of any tangible or intangible assets.

(b) The foregoing licenses are not sublicensable, except that each of the Spinco Group in respect of the Spinco Business (as the Spinco Business may naturally expand and evolve over time), on one hand, and Buyer and its Subsidiaries (including the Company Group) in respect of the Company Business (as the Company Business may naturally expand and evolve over time), on the other hand, may sublicense the license and rights granted to it under Section 7.3(a) (i) to (A) its contractors and service providers of their respective business in connection with the performance of services for the Spinco Group or Buyer and its Subsidiaries, as applicable, (B) resellers and distributors of the products and services of their respective business (with respect to the products and services of their respective business), and (C) customers and end users of their respective business (with respect to the products and services of their respective business), (ii) to successors of all or any part of the Company Business or Spinco Business (as such businesses may naturally expand and evolve over time), or (iii) to its Affiliates.

(c) Except as expressly set forth herein, neither the Spinco Group nor Buyer and its Subsidiaries (including the Company Group) (each, in their capacity as the licensee, “Licensee Party”) may assign or transfer the licenses granted to it pursuant to Section 7.3(a) directly or indirectly, in whole or in part, whether voluntarily or involuntarily or by operation of law or otherwise, without the other Party’s prior written consent (which consent shall not be unreasonably conditioned, delayed or withheld). Notwithstanding the foregoing, a Licensee Party may assign, in whole or in relevant part, such licenses to a Third Party, or permit a Third Party to assume such licenses, in connection with any transfer of all or any part of the Company Business or Spinco Business (as such businesses may naturally expand and evolve over time) to such Third Party. Any assignment in violation of this Section 7.3(c) shall be null and void from the beginning.

ARTICLE VIII

TERMINATION

8.1 Termination. This Agreement shall terminate immediately upon termination of the Merger Agreement if the Merger Agreement is terminated in accordance with its terms prior to the Distribution. After the Distribution, this Agreement may not be terminated except by an agreement in writing signed by a duly authorized officer of each of the Company, Pubco, Spinco and Buyer.

8.2 Effect of Termination. In the event of any termination of this Agreement prior to the Distribution Time, no Party (nor any of its directors, officers or employees) shall have any Liability or further obligation to any other Party by reason of this Agreement.

ARTICLE IX

MISCELLANEOUS

9.1 Counterparts; Entire Agreement.

(a) This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

(b) This Agreement, the other Transaction Documents and the Exhibits, Schedules and appendices hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings among the Parties other than those set forth or referred to herein or therein. This Agreement and the other Transaction Documents together govern the arrangements in connection with the Reorganization and the Distribution and would not have been entered into independently.

9.2 Survival of Covenants. Except as expressly set forth in this Agreement, the Merger Agreement or any other Transaction Document, the covenants and other agreements contained in this Agreement that by their terms are to be performed following the Closing, shall survive each of the Closing, and shall remain in full force and effect.

9.3 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement (and any claims or disputes arising out of or related hereto or to the transactions contemplated hereby or to the inducement of any party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware irrespective of the choice of laws principles of the State of Delaware, including all matters of validity, construction, effect, enforceability, performance and remedies.

(b) Each Party hereto irrevocably agrees that any litigation relating to any Dispute with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, solely in the case that the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) (the “Chosen Courts”). Each of the Parties hereto hereby irrevocably submits with regard to any such Dispute for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the Chosen Courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Chosen Courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Dispute with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the Chosen Courts, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Law, any claim that (A) the Dispute in such court is brought in an inconvenient forum, (B) the venue of such Dispute is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. To the fullest extent permitted by applicable Law, each Party hereto hereby consents to the service of process in accordance with Section 9.6; provided that (1) nothing herein shall affect the right of any Party to serve legal process in any other manner permitted by Law and (2) each such Party’s consent to jurisdiction and service contained in this Section 9.3(b) is solely for the purpose referred to in this Section 9.3(b) and shall not be deemed to be a general submission to said courts or in the State of Delaware other than for such purpose.

(c) THE PARTIES HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVE THEIR RIGHT TO TRIAL BY JURY IN ANY JUDICIAL PROCEEDING IN ANY COURT RELATING TO ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION DOCUMENT (INCLUDING ANY SCHEDULE OR EXHIBIT HERETO AND THERETO) OR THE BREACH, TERMINATION OR VALIDITY OF SUCH AGREEMENTS OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF SUCH AGREEMENTS. NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY RELATED INSTRUMENTS. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR INSTRUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 9.3(c). NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 9.3(c) WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

9.4 Assignability. This Agreement shall not be assigned by any Party without the prior written consent of the other Party, except that a Party may assign any or all of its rights and obligations under this Agreement in connection with a sale or disposition of any assets or entities or lines of business of such Party or in connection with a merger transaction in which such Party is not the surviving entity; provided, however, that in each case, no such assignment shall release such Party from any liability or obligation under this Agreement. The provisions of this Agreement and the obligations and rights under this Agreement shall be binding upon and inure to the benefit of the Parties and the parties thereto, respectively, and their respective successors and permitted assigns.

9.5 Third-Party Beneficiaries. Except for the indemnification rights under this Agreement of any Company Indemnitee or Spinco Indemnitee in their respective capacities as such, (a) the provisions of this Agreement are solely for the benefit of the Parties and are not intended to confer upon any Person, except the Parties, any rights or remedies hereunder, and (b) there are no third-party beneficiaries of this Agreement and this Agreement shall not provide any Third Party with any remedy, claim, Liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

9.6 Notices. All notices, requests, claims, demands or other communications under this Agreement shall be in writing and shall be given or made (and except as provided herein, shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by certified mail, return receipt requested, or by email, so long as confirmation of receipt of such email is requested and received, to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.6):

If to Spinco or, prior to the Distribution Date, to Pubco or the Company, to:

Enviri Corporation

Two Logan Square

100 North 18th Street, Suite 1700

Philadelphia, PA 19103

Attention:  President, Chief Operating Officer, General Counsel and Chief

     Compliance Officer

Email:   rhochman@enviri.com

with a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, NY 10004

Attention:  Philip Richter, Maxwell Yim

Email:    Philip.Richter@friedfrank.com

      Maxwell.Yim@friedfrank.com

If to Buyer or, following the Distribution Date, to the Company, then to:

Veolia Environnement S.A.

30, rue Madeleine Vionnet, 93300 Aubervilliers, France

Attention:  Eric Haza, Group Chief Legal Officer, Carine Nguyen,

      Deputy Group Chief Legal Officer

Email:    eric.haza@veolia.com

      carine.nguyen@veolia.com

with a copy (which shall not constitute notice) to:

Veolia North America, Inc.

100 Federal Street, Boston, MA 02110

Attention:  Legal Department

Email:    general.counselNA@veolia.com

      damien.philibert-pollez@veolia.com

and with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention:  Adam O. Emmerich, John L. Robinson

Email:    AOEmmerich@wlrk.com

      JLRobinson@wlrk.com

A Party may, by notice to the other Party, change the address to which such notices are to be given or made.

9.7 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

9.8 No Set-Off. Except as otherwise mutually agreed to in writing by the Parties, neither Party nor any member of such Party’s Group shall have any right of set-off or other similar rights with respect to (a) any amounts received pursuant to this Agreement or (b) any other amounts claimed to be owed to the other Party or any member of its applicable Group arising out of this Agreement.

9.9 Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.10 Waivers of Default. Waiver by a Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party. No failure or delay by a Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.

9.11 Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party or Parties who are, or are to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief in respect of its or their rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties.

9.12 Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by a Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification.

9.13 Interpretation. In this Agreement: (a) words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other genders as the context requires; (b) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules, Exhibits and Appendices hereto and thereto) and not to any particular provision of this Agreement; (c) Article, Section, Schedule, Exhibit and Appendix references are to the Articles, Sections, Schedules, Exhibits and Appendices to this Agreement unless otherwise specified; (d) unless otherwise stated, all references to any agreement (including each Transaction Document) shall be deemed to include the exhibits, schedules and annexes (including all Schedules, Exhibits and Appendices) to such agreement; (e) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if;” (h) unless otherwise specified in a particular case, the word “days” refers to calendar days; (i) references herein to this Agreement or any other agreement contemplated herein shall be deemed to refer to this Agreement or such other agreement as of the date on which it is executed and as it may be amended, modified or supplemented thereafter, unless otherwise specified; and (j) unless expressly stated to the contrary, all references to “the date hereof,” “the date of this Agreement,” “hereby” and “hereupon” and words of similar import shall all be references to the date of this Agreement.

9.14 Performance. The Company will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement to be performed by any member of the Company Group. Spinco will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement to be performed by any member of the Spinco Group. Buyer will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement to be performed by Buyer or any Subsidiary of Buyer (including, from and after the Distribution Time and the Merger, the members of the Company Group). Each Party (including its permitted successors and assigns) further agrees that it will (a) give timely notice of the terms, conditions and continuing obligations contained in this Agreement, as applicable to all of the other members of its Group and (b) cause all of the other members of its Group not to take any action or fail to take any such action inconsistent with such Party’s obligations under this Agreement or the transactions contemplated hereby.

9.15 Mutual Drafting; Precedence.

(a) This Agreement shall be deemed to be the joint work product of the Parties and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

(b) In the event of any conflict or inconsistency between, on the one hand, the terms of this Agreement and, on the other hand, the terms of the Merger Agreement or any of the other Transaction Documents (each, a “Specified Agreement”), the terms of the applicable Specified Agreement shall control with respect to the subject matter addressed by such Specified Agreement to the extent of such conflict or inconsistency.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

ENVIRI CORPORATION

By:	/s/ Russell Hochman
	Name:	Russell Hochman
	Title:	President, Chief Operating Officer, General Counsel, Chief Compliance Officer

CLEH, INC.

By:	/s/ Russell Hochman
	Name:	Russell Hochman
	Title:	President, Chief Operating Officer, General Counsel, Chief Compliance Officer and Corporate Secretary

ENVIRI II CORPORATION

By:	/s/ Russell Hochman
	Name:	Russell Hochman
	Title:	President, Chief Operating Officer, General Counsel, Chief Compliance Officer and Corporate Secretary

VEOLIA ENVIRONNEMENT S.A.

By:	/s/ Estelle Brachlianoff
	Name:	Estelle Brachlianoff
	Title:	Chief Executive Officer

[Signature Page to Separation Agreement]